UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
 AMENDMENT NO. 5

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GILDER ENTERPRISES, INC.
(Name of small business issuer in its charter)

SECURITIES AND EXCHANGE COMMISSION FILE NO. 333-114002

NEVADA	4813	98-0373793
(State or jurisdiction of incorporation or	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
organization)	Classification Code Number)

3639 Garibaldi Drive
North Vancouver, British Columbia, Canada V7H 2W2
Telephone: (604) 924-8180
(Address and telephone number of principal executive offices)

3639 Garibaldi Drive
North Vancouver, British Columbia, Canada V7H 2W2
(Address of principal place of business or intended principal place of business)

Michael H. Taylor, Esq.
Lang Michener LLP
1055 West Georgia Street, Suite 1500
Vancouver, British Columbia, Canada V6E 4N7
Tel: 604-689-9111
(Name, address and telephone number of Agent for Service)

Approximate date of commencement of proposed sale to the public:	As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Dollar Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	3,667,500 shares	$0.25	$916,875	$116.17

(1)	Based on last sales price on May 14, 2003
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

The Registrant Hereby Amends This Registration Statement On Such Date Or Dates As May Be Necessary To Delay Its Effective Date Until The Registrant Shall File A Further Amendment Which Specifically States That This Registration Statement Shall Thereafter Become Effective In Accordance With Section 8(A) Of The Securities Act Of 1933 Or Until The Registration Statement Shall Become Effective On Such Date As The Commission, Acting Pursuant To Section 8(A), May Determine.

SUBJECT TO COMPLETION, Dated September 29, 2004

PROSPECTUS

GILDER ENTERPRISES, INC.

3,667,500 SHARES
COMMON STOCK

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The selling shareholders named in this prospectus are offering all of the shares of our common stock offered through this prospectus. We will not receive any proceeds from this offering. We have set an offering price for these securities of $0.25 per share.

			Proceeds to Selling Shareholders
	Offering Price	Commissions	Before Expenses and Commissions

Per Share	$0.25	Not Applicable	$0.25

Total	$916,875	Not Applicable	$916,875

Our common stock is presently not traded on any market or securities exchange.

The sales price to the public is fixed at $0.25 per share until such time as the shares of our common stock are traded on the Over-The-Counter Bulletin Board. Although we intend to apply for trading of our common stock on the over-the-counter bulletin board, public trading of our common stock may never materialize. If our common stock becomes traded on the over-the-counter bulletin board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

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The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on pages 3-9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This offering will terminate on May 31, 2005.

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The Date Of This Prospectus Is: September 29, 2004

i

Table Of Contents

		PAGE

Summary		1

Risk Factors		3

Risks Related To Our Financial Condition and Business Model

-	If we do not successfully operate our initial internet access network installation for the Empire Landmark Hotel property in Vancouver, British Columbia, then we will not achieve sufficient revenues to enable us to sustain operations and our business may fail	3

-	If we do not achieve additional financing or significant revenues from operations, then our business may fail	3

-	If we are required to complete additional equity financings, then our existing shareholders may experience dilution	3

-	If we do not achieve anticipated revenues or if our expenses are greater than anticipated, then we will have less funds with which to pursue our plan of operations and we will have to scale back our plan of operations	4

-	As we are a start up business without any operating history or history of revenues, there is no assurance that we will achieve anticipated revenues or that our business will succeed	4

-	As the report from our auditor on our consolidated financial statements expresses a substantial doubt about our ability to continue as a going concern, there is no assurance that our business will not fail	4

-	As we plan to enter into network installation agreements that will require us to install internet access networks at our cost without any minimum revenue guarantees, we may pay for the full cost of an internet access network without any corresponding revenues with the result that our revenues will be less than anticipated, we will have less cash with which to pursue our plan of operations and our business may fail	4

-	As our plan of operations calls for the continued expansion of our business, we anticipate that we will incur ongoing losses for the foreseeable future	5

-	While our Shareholders Agreement for Nex Connectivity Solutions contemplates that we and 5G Wireless will provide financing to Nex Connectivity Solutions, there is no assurance that either we or 5G Wireless will be able to provide financing for Nex Connectivity Solutions. Failure of either us or 5G Wireless to provide financing for Nex Connectivity Solutions may cause the business of Nex Connectivity Solutions to fail	5

-	As a result of our Shareholders Agreement with 5G Wireless for Nex Connectivity Solutions, even if Nex Connectivity Solutions achieves net profits, of which there is no assurance, we will not be entitled to any distribution of net profits until May 25, 2005, at the earliest, and thereafter only after all shareholders loans by us and 5G Wireless to Nex Connectivity Solutions have been repaid	5

-	If the cost of new technology developments increases our cost of doing business, then our losses will increase, we will have less funds with which to fund our business operations and our business may fail	6

-	As our joint venture partner, 5G Wireless, is to provide specialized expertise and know-how regarding Internet access network installations and operations, there is no assurance that we will be able to carry out our plan of operations if 5G Wireless is unable to provide the necessary technical expertise and personnel	6

-	If the technology solutions that we hope to incorporate in our Internet access networks become obsolete, then we will not achieve expected revenues or Profitability and we will not have sufficient funds with which to pursue our plan of operations and our business may fail	6

-	Interruptions in Internet access caused by telecommunications carriers and other suppliers may cause us not to be able to provide Internet service to our customers with the result that our revenues may be lower than anticipated	6

-	If we are unable to maintain the security of our Internet access networks, then expenses associated with the operation of our internet access networks will be greater than anticipated and revenues from operations will be less than anticipated	7

-	If the third party equipment hosting operators that we rely upon suffer service problems, then expenses associated with the operation of our internet access networks will be greater than anticipated and revenues from operations will be less than anticipated	7

-	As we plan to purchase commercially available components for our technology solutions, rather than develop and own our own technology, we will have limited proprietary protection for our technology solutions	7

-	As our management has limited experience in the deployment of internet access network solutions, we may not be able to carry out our plan of operations with the result that we may not achieve revenues and our business may fail	8

-	If business travellers adopt a wireless computing standard other than the Wi-Fi 802.11 Protocol, then business travellers may not be able to connect to our internet access networks with the result that we may not earn revenues that we anticipate from our internet access networks, we will have less cash with which to pursue our plan of operations and our business will fail	8

-	The introduction of new government regulation could increase our expenses, reduce the amount of cash we have with which to pursue our plan of operations and cause our losses to increase	8

-	If a market for our common stock does not develop, shareholders may be unable to sell their shares	9

-	If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline	9

Use of Proceeds		9

Determination of Offering Price		9

Dilution		10

Selling Shareholders		10

Plan of Distribution		18

Legal Proceedings		19

Directors, Executive Officers, Promoters and Control Persons		19

Security Ownership of Certain Beneficial Owners and Management		21

Description of Securities		22

Interest of Named Experts and Counsel		24

Disclosure of Commission Position of Indemnification for Securities Act Liabilities		24

Organization Within Last Five Years		24

Description of Business		25

Until ______ , all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Summary

As used in this prospectus, unless the context otherwise requires, "we", "us", "our", the "Company" or "Gilder" refers to Gilder Enterprises, Inc. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our common shares.

Gilder Enterprises, Inc.

We were incorporated on April 25, 2002 under the laws of the State of Nevada. Our principal offices are located at 3639 Garibaldi Drive, North Vancouver, British Columbia, Canada V7H 2W2. Our telephone number is (604) 924-8180.

We own 51% of Nex Connectivity Solutions Inc. ("Nex Connectivity Solutions"), a Canadian federal corporation incorporated on March 25, 2003. We own the majority interest in Nex Connectivity Solutions together with our joint venture partner, 5G Wireless Communications Pte. Ltd. ("5G Wireless"), a Singapore company that owns the remaining 49% interest in Nex Connectivity Solutions. Nex Connectivity Solutions was incorporated in order that we could carry out a joint venture in Canada with 5G Wireless for the design, building, owning and operation of specialized Internet access networks, initially serving the needs of business travelers.

Nex Connectivity Solutions has secured its initial contract for the installation and operation of a high-speed Internet access network at the Empire Landmark Hotel, a hotel property in Vancouver, British Columbia, Canada. The Empire Landmark Hotel is owned and operated by Asia Standard Hotel (Holdings) Limited, based in Hong Kong.

This initial contract has required Nex Connectivity Solutions to complete the installation of the Internet access network at its cost. This installation was completed in May 2004. This initial contract provides that revenues from this Internet access network are shared with the hotel property owner based on revenues generated from hotel customer use of the Internet access network. Nex Connectivity Solutions plans to use this initial contract as an initial step into the Internet access network operations business in the Vancouver area. If Nex Connectivity Solutions is successful in securing additional contracts for Internet access network operations in the Vancouver area, then our business plan is to expand the business into new geographical areas and into new target markets, such as convention centers and institutions.

Our business operations and the operations of Nex Connectivity Solutions are in the start-up phase. Nex Connectivity Solutions commenced earning revenues in May 2004. These revenues are attributable to completion of the initial Internet access network installation contract secured by Nex Connectivity Solutions in February 2004 and the commencement of operations of this network in May 2004. We plan to use revenues from this initial project to fund further expansion to the extent that such funds are available to fund further expansion. However, there is no assurance that revenues from this initial project will be sufficient to pursue further Internet access network installations without additional financing, of which there is no assurance.

Our financial information as of May 31, 2004 and May 31, 2003 is summarized below:

Consolidated Balance Sheet:

	Year Ended May 31,	Year Ended May 31,
	2004	2003
	(Audited)	(Audited)

	$27,394	$57,581
Cash
Total Assets	$47,639	$74,305
Total Liabilities	$33,287	$9,574
Total Stockholders' Equity	$14,352	$64,546

Statement of Operations:

	Year Ended May 31,	Year Ended May 31,
	2004	2003
	(Audited)	(Audited)

Revenue	$1,159	$-
Operating Expenses	$51,538	$19,331
Minority Interest	$185	($148)
Net Loss from Continued Operations	$50,194	$19,418
Net Loss from Discontinued Operations	$-	$18,355
Net Loss	$50,194	$37,773
Net Loss Per Share	($0.01)	($0.00)

Our cash position decreased to $17,510 as of August 31, 2004 .

Our consolidated financial statements included with this prospectus have been prepared assuming we will continue as a going concern. Our independent auditors have made reference to the substantial doubt about our ability to continue as a going concern in their report of independent registered public accounting firm on our audited financial statements for the year ended May 31, 2004. As discussed in the notes to our audited financial statements, we had only recently commenced revenue-generating operations and had accumulated operating losses of $90,898 since our inception. Our continuation is dependent upon our achieving a profitable level of operations as well as obtaining further long-term financing. These factors raise substantial doubt that we will be able to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Offering

Securities Being Offered	Up to 3,667,500 shares of our common stock.

Termination Date	This offering of shares of our common stock by the selling shareholders will terminate on May 31, 2005.

Offering Price and Alternative Plan of Distribution
The offering price of the common stock is $0.25 per share. We intend to apply to the Over-The-Counter Bulletin Board to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by market factors. The offering price would thus be determined by market  factors and the independent decisions of the selling shareholders.

Minimum Number of Shares To Be Sold in This Offering	None.

Securities Issued And to be Issued	7,855,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Risk Factors	See "Risk Factors" and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our common shares.

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors described below before investing in our common stock. These risk factors describe all of the material risk factors that we face. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Financial Condition And Business Model

If We Do Not Successfully Operate Our Initial Internet Access Network Installation For The Empire Landmark Hotel Property In Vancouver, British Columbia, Then We Will Not Achieve Sufficient Revenues To Enable Us To Sustain Operations and Our Business May Fail.

We have secured a contract to install and operate an Internet access network at the Empire Landmark Hotel property in Vancouver, British Columbia in February 2004. We completed the installation of this Internet access network in May 2004 and operations commenced in May 2004. This contract is our first Internet access network installation and operation. The completion of this contract has consumed most of our available financial resources. We earn revenues on a revenue sharing basis with the hotel property owner that is based on Internet usage. We own this network and accordingly, we have not been paid any upfront purchase price or installation fee by the hotel property owner. Our ability to increase our revenues and a return on our investment on this installation contract will be dependent on our ability to generate and maintain usage of the Internet access network by hotel guests at the hotel property. If we are not successful in operating our initial hotel Internet access networks by generating usage of the installed Internet access network, then we will not achieve revenues as planned. If we are not successful at earning revenues or if revenues are less than anticipated, we may not have sufficient financial resources to continue with other network installations. In this event, we may not be able to continue business operations and our business may fail.

If We Do Not Achieve Additional Financing Or Significant Revenues From Operations, Then Our Business May Fail.

We had cash of $27,394 and working capital of $5,978 as of May 31, 2004. We had cash of $17,510 as of August 31, 2004 . Our plan of operations calls for us to spend approximately $141,000 to $161,000 over the next twelve-month period in pursuing our plan of operations to establish our Internet access network installation business. In order to achieve our plan of operations, we will require additional financing. The amount of financing will be dependent in part on the amount of revenues that we are able to generate from our initial hotel Internet access networks. There is no assurance that we will be able to achieve the necessary additional financing that will be sufficient for us to carry out our plan of operations for the next twelve months. We anticipate that we will not be able to achieve conventional debt financing due to the start up nature of our business and our lack of tangible assets. Accordingly, we anticipate that any additional funds will be raised through equity financings by way of additional sales of our common stock and/or securities that are convertible into shares of our common stock. There can be no assurance that additional financings will be available on terms acceptable to us, or at all. If we are not successful in achieving additional financing, then we may not be able to continue our business operations and our business may fail.

If We Are Required To Complete Additional Equity Financings, Then Our Existing Shareholders May Experience Dilution.

We anticipate that any additional financing that we obtain will be in the form of equity financings due to the start up nature of our business and our current inability to obtain conventional debt financing. Equity financings would involve the sales of our common stock and/or sales of securities that are convertible or exercisable into shares of our common stock, such as share purchase warrants or convertible loans. There is no assurance that we will be able to complete equity financings at prices that are not dilutive to our existing shareholders. The price of further equity offerings will be dependent on a number of factors, including our initial success in establishing our business operations. Accordingly, any additional financings may be on terms that are dilutive or potentially dilutive to our current shareholders.

If We Do Not Achieve Anticipated Revenues Or If Our Expenses Are Greater Than Anticipated, Then We Will Have Less Funds with which to Pursue Our Plan of Operations and We Will Have To Scale Back Our Plan Of Operations.

We have only recently commenced our plan of operations and we have reported minimal revenues to date. We currently do not have sufficient financial resources to carry out our plan of operations over the next twelve months. Our plan of operations is predicated on our ability to earn revenues from our initial hotel Internet access networks. If revenues from our initial installations and operations are less than anticipated, then we will have less funds with which to pursue our plan of operations. In addition, there is a risk that the anticipated expenses of completing installations of hotel Internet access networks will be greater than we have anticipated. In either of these cases, we will be forced to scale back our plan of operations to conform our expenditures to our available funds, unless we are able to achieve additional financing. If we are forced to scale back our operations, there is no assurance that we will be able to complete a sufficient number of hotel Internet access network installations in order for us to achieve sufficient revenues and cash flows to continue our business operations. In this event, our business may fail.

As We Are A Start Up Business Without Any Operating History or History of Revenues, There Is No Assurance That We Will Achieve Anticipated Revenues Or That Our Business Will Succeed.

We formed our joint venture with 5G Wireless in May 2003. Nex Connectivity Solutions, our joint venture company, secured its first contract for a hotel Internet access network installation in February 2004. We have completed installation and commissioning of the Internet access network for the hotel and full operations of the Internet access network commenced in May 2004. We face substantial risks to our ability to generate revenues and achieve anticipated revenues as we are in the start-up phase of our business. These risks to our ability to generate revenues include our ability to:

(a)	Successfully operate our initial hotel Internet access network;

(b)	Secure additional contracts for new network installations and operations for additional hotel property owners;

(c)	Achieve revenues from Internet usage on the hotel Internet access networks that we install and operate; and

(d)	Manage and support on an ongoing basis the hotel Internet access networks that we install in order to ensure the reliable and efficient operation of these networks.

There is no assurance that we will be able to successfully address these risks and generate revenues. Our failure to address these risks will result in our failure to achieve revenues as planned, our having less cash than anticipated with which to pursue our plan of operations and the failure of our business.

As the Report from Our Auditor on Our Consolidated Financial Statements Expresses a Substantial Doubt About Our Ability To Continue As A Going Concern, There Is No Assurance That Our Business Will Not Fail.

Our consolidated financial statements included with this prospectus have been prepared assuming we will continue as a going concern. Our independent auditors have made reference to the substantial doubt about our ability to continue as a going concern in their report of independent registered public accounting firm on our audited financial statements for the year ended May 31, 2004. As discussed in the notes to our audited financial statements, we had only recently commenced revenue-generating operations and had accumulated operating losses of $90,898 since our inception. Our continuation is dependent upon our achieving a profitable level of operations as well as obtaining further long-term financing. These factors raise substantial doubt that we will be able to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As We Plan to Enter Into Network Installation Agreements That Will Require Us To Install Internet Access Networks at Our Cost Without Any Minimum Revenue Guarantees, We May Pay For the Full Cost of An Internet Access Network Without Any Corresponding Revenues With the Result That Our Revenues Will

Be Less Than Anticipated, We Will Have Less Cash With Which to Pursue Our Plan of Operations and Our Business May Fail.

Our business plan contemplates that we will enter into Internet access network installation agreements with hotel property owners where we will pay for the full up-front cost of installation of the Internet access network. We anticipate that we will not be able to negotiate any minimum revenue payments from hotel owners notwithstanding that we will pay for the full up-front installation cost. Accordingly, we will not be able to recover our capital or operating costs associated with the installation and operation of an Internet access network if we do not achieve revenues from operation of the network that we install. In this event, our revenues will be less than anticipated, we will have less cash with which to pursue our plan of operations and our business may fail.

As Our Plan Of Operations Calls For The Continued Expansion Of Our Business, We Anticipate That We Will Incur Ongoing Losses For The Foreseeable Future.

We will be required to undertake significant expenses in connection with the installation, commissioning and operation of our initial hotel Internet access networks. Our network contracts are anticipated to be structured on a revenue sharing basis whereby we will install the network at our expense, the networks will be owned by us, and we will share revenues with hotel property owners. We will achieve revenues on an ongoing basis from Internet usage, rather than being paid upfront upon completion of each installation. Accordingly, we anticipate that we will initially incur operating losses. Further, our business plan calls for continued expansion through the installation of additional hotel Internet access networks. Due to the delay of revenues resulting from our revenue sharing arrangements and our continued planned expansion, we anticipate that we will continue to incur operating losses in the foreseeable future.

While Our Shareholders Agreement for Nex Connectivity Solutions Contemplates That We and 5G Wireless Will Provide Financing to Nex Connectivity Solutions, There Is No Assurance That Either We Or 5G Wireless Will Be Able To Provide Financing for Nex Connectivity Solutions. Failure of Either Us or 5G Wireless To Provide Financing for Nex Connectivity Solutions May Cause The Business of Nex Connectivity Solutions to Fail.

Our Internet access network business will be carried out by Nex Connectivity Solutions. We own a 51% interest in Nex Connectivity Solutions and our joint venture partner, 5G Wireless, owns a 49% interest. Our ownership of Nex Connectivity Solutions is governed by a shareholders agreement between us and 5G Wireless. Our shareholders agreement for Nex Connectivity Solutions contemplates that, upon a demand made by the majority of the board of directors of Nex Connectivity, that we and 5G Wireless will provide financing to Nex Connectivity Solutions as shareholders loans on a pro rata basis. However, there is no assurance that either we or 5G Wireless will be able to provide the necessary financing to Nex Connectivity Solutions upon a request for shareholders loans in order to fund the business operations of Nex Connectivity Solutions. If either we or 5G Wireless are unable to provide the necessary financing, then the business of Nex Connectivity Solutions may fail. Further, if 5G Wireless provides financing and we do not, then 5G Wireless will be entitled to repayment of the funds advanced as a shareholders loan prior to any distribution of net income to us.

As a Result of Our Shareholders Agreement with 5G Wireless for Nex Connectivity Solutions, Even If Nex Connectivity Solutions Achieves Net Profits, Of Which There Is No Assurance, We Will Not Be Entitled To Any Distribution of Net Profits Until May 25, 2005, At The Earliest, and Thereafter Only After All Shareholders Loans by Us and 5G Wireless to Nex Connectivity Solutions Have Been Repaid.

As a result of our ownership interest in Nex Connectivity Solutions, we are entitled to 51% of the net profit of Nex Connectivity Solutions. Our entitlement to 51% of the net profit of Nex Connectivity Solutions is pursuant to the shareholders agreement between us and 5G Wireless with respect to our ownership and operation of Nex Connectivity Solutions. This shareholders agreement provides that the net profit of Nex Connectivity Solutions will be paid to us and 5G Wireless first by the repayment of all shareholders loans advanced by us and 5G Wireless to Nex Connectivity Solutions and second by payment of dividends. Presently, we have advanced $25,500 to Nex Connectivity Solutions as a shareholders loan. Further, 5G Wireless is presently owed $10,000 as a shareholders loan in respect of equipment provided by 5G Wireless to Nex Connectivity Solutions. Each of these amounts must be repaid before any distribution of profit will be made by Nex Connectivity Solutions to us and 5G Wireless by way of payment of dividends. Further, we and 5G Wireless have agreed that there will be no distribution of net profits for the first 24 months of the term of the shareholders agreement, which commenced on May 25, 2003. Accordingly, we will not be entitled to any distribution of profits by way of dividends until May

25, 2005 at the earliest and then only after all shareholders loans, including the $10,000 owed by Nex Connectivity Solutions, have been repaid by Nex Connectivity Solutions. If and when any dividends are declared by Nex Connectivity Solutions, we will receive 51% of dividends based on our ownership of 51% of the common shares of Nex Connectivity Solutions and 5G Wireless will receive the balance of 49% of dividends.

If The Cost Of New Technology Developments Increases Our Cost Of Doing Business, Then Our Losses Will Increase, We Will Have Less Funds With Which to Fund Our Business Operations and Our Business May Fail.

We plan to design and offer technology solutions to hotel property owners that incorporate state-of-the-art technology. We believe that we will be required to continually update our Internet access networks to incorporate technology solutions that will enable us to offer our hotel customers with state-of-the-art products and services that are demanded by business travelers. We believe this will be necessary in order to satisfy the needs of business travelers at hotel properties and to maintain a competitive advantage. However, incorporating the latest technological developments into our technology solutions may cause the installation costs of our hotel Internet access networks to increase. If we are unable to achieve additional revenues to cover these increased costs, then our losses will be greater than anticipated and we will have less funds with which to purse our plan of operations.

As Our Joint Venture Partner, 5G Wireless Is To Provide Specialized Expertise And Know-How Regarding Internet Access Network Installations And Operations, There Is No Assurance That We Will Be Able To Carry Out Our Plan Of Operations If 5G Wireless Is Unable To Provide The Necessary Technical Expertise And Personnel.

Under the terms of our joint venture agreement with 5G Wireless, 5G Wireless is to provide specialized expertise and know-how in the area of Internet access network installations and operations to the joint venture. Initially, 5G Wireless will provide the services of Mr. Dennis Tan, chief technical manager of Nex Connectivity Solutions, and Mr. Cyril Sacault, user support manager of Nex Connectivity Solutions. In the event of the departure of either Mr. Tan or Mr. Sacault from Nex Connectivity Solutions for any reason or the inability of 5G Wireless to provide further technical expertise or support, then there is a risk that we will not be able to carry out our plan of operations or achieve revenue with the result that our business will fail.

If The Technology Solutions That We Hope To Incorporate In Our Internet Access Networks Become Obsolete, Then We Will Not Achieve Expected Revenues or Profitability and We Will Not Have Sufficient Funds With Which to Pursue Our Plan of Operations and Our Business May Fail.

The Internet access networks will be subject to obsolescence due to changing technologies, changing industry standards, changing customer needs and new software introductions. If our installed Internet access networks become obsolete or if we fail to adapt to new customer needs, then we may not reach our expected level of revenue, we will not achieve profitability and we will have less funds with which to pursue our plan of operations.

Interruptions In Internet Access Caused By Telecommunications Carriers And Other Suppliers May Cause Us Not To Be Able To Provide Internet Service To Our Customers With The Result That Our Revenues May be Lower Than Anticipated.

We will be relying on local telecommunications and other companies to provide the telecommunications links that will enable hotel guests to access the Internet through our Internet access networks. Accordingly, disruptions or capacity constraints in these telecommunication services will result in our customers not being able to access the Internet through our Internet access networks. We will have no means of remedying these problems or replacing these services on a timely basis or at all in the event of a disruption or capacity problem. Our operations and services will also be dependent on the extent to which the telecommunications services of the third party suppliers are protected from damage and telecommunication failures and similar events, operational disruptions, natural disasters, power loss or for any other reasons. Any accident, incident, system failure or discontinuation of operations involving a third party supplier will cause interruptions to our Internet service operations which would disrupt our ability to provide Internet access services to our customers and, in turn, result in our earning less revenue than anticipated, our having less cash than anticipated with which to pursue our plan of operations and our incurring greater losses.

If We Are Unable To Maintain The Security Of Our Internet Access Networks, Then Expenses Associated With the Operation of Our Internet Access Networks Will Be Greater Than Anticipated and Revenues From Operations will be Less Than Anticipated.

Despite security measures that we plan to implement, our Internet access network infrastructure may be vulnerable to computer viruses, hacking or other similar disruptive problems caused by customers, other Internet users, other connected Internet sites and interconnecting telecommunications networks. Such problems caused by third parties could lead to interruptions, delays, or cessation in service to our customers. Inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in our computer systems or those of our customers. These security problems could cause us to lose customers or deter potential hotel guests from becoming customers. Further, we anticipate that our customers will be using our Internet access services to complete transactions of a commercial nature. Any network malfunction or security breach could cause such transactions to be delayed, not completed at all, or completed with compromised security. There can be no assurance that customers or others will not assert claims of liability against us as a result of any failure or security breach. Further, until more comprehensive security technologies are developed, security and privacy concerns of potential customers may inhibit the growth of our customer base and revenues. In view of these factors, our inability to maintain the security of our networks could result in our expenses being greater than anticipated and our revenues less than anticipated, each of which would increase our losses, decrease our profitability and result in us having less cash with which to pursue our plan of operations.

If The Third Party Equipment Hosting Operators That We Rely Upon Suffer Service Problems, Then Expenses Associated With the Operation of Our Internet Access Networks Will Be Greater Than Anticipated and Revenues From Operations will be Less Than Anticipated.

Our plan is to locate critical server equipment dedicated to our Internet access services, including our network operations centers, in an equipment hosting facility operated by an independent third party. In this event, we will be relying on the equipment hosting operator to provide security services and to provide redundant or back up equipment and telecommunications facilities. However, despite these precautions, our operations will be subject to disruptions in service or other unanticipated problems suffered by the equipment hosting operator. Disruptions in our Internet access services could result in our customers deciding to cancel or reduce the use of our services. Accordingly, any disruption of our Internet access services due to system failures by the third party equipment hosting operator could result in our expenses being greater than anticipated and our revenues less than anticipated, each of which would increase our losses, decrease our profitability and result in us having less cash with which to pursue our plan of operations.

As We Plan To Purchase Commercially Available Components For Our Technology Solutions, Rather Than Develop And Own Our Own Technology, We Will Have Limited Proprietary Protection For Our Technology Solutions.

We plan to design Internet access networks using technology solutions based on commercially available hardware and software. We do not plan to develop our own software or hardware products. Accordingly, competitors will be able to purchase the same hardware and software components that we will integrate into our Internet access networks. Accordingly, there is a risk that competitors will replicate the technology solutions that we provide to our customers. Further, we will be at risk to hardware suppliers and software vendors who may increase their prices or may discontinue their operations. If software vendors from whom we have purchased software discontinue their operations, we may not be able to obtain support for the software we have installed on our networks. If prices of hardware and software components that we integrate into our technology solutions are increased, we may be forced to incur the increased expense or source different components that may not be optimal for our technology solutions. Based on these factors, the fact that we do not own the proprietary technology underlying our Internet access networks may cause our expenses to be greater than anticipated and our revenues to be less than anticipated, each of which would increase our losses, decrease our profitability and result in us having less cash with which to pursue our plan of operations.

As our management has limited experience in the deployment of Internet access network solutions, we may not be able to carry out our plan of operations with the result that we may not achieve significant revenues and our business may fail.

Our management and board of directors has limited experience in the marketing and deployment of Internet access networks. Our president, Mr. Joseph Bowes, does not have any scientific training or technical expertise in the area of Internet access networks. Accordingly, our management and board of directors may not be able to successfully implement our plan of operations in order to market and deploy our Internet access networks to the hotel industry. If we are not able to successfully market and deploy Internet access networks to the hotel industry, then we will not be able to achieve significant revenues, we will have less cash with which to pursue our plan of operations and our business will fail.

If Business Travellers Adopt a Wireless Computing Standard Other Than the Wi-Fi 802.11 Protocol, Then Business Travellers May Not Be Able to Connect To Our Internet Access Networks With the Result That We May Not Earn Revenues That We Anticipate From Our Internet Access Networks, We Will Have Less Cash With Which to Pursue Our Plan of Operations and Our Business Will Fail.

We plan to install Internet access networks that will enable users, including business travelers, to connect using Wi-Fi 802.11 protocol enabled laptop computers. Our Internet access networks will include hardware and software that will enable users who own properly configured 802.11 wireless enable laptop computers to connect and use our Internet access services. If our targeted user market, primarily business travelers, adopt a different wireless protocol or purchase computer equipment that uses a different wireless protocol, then the hardware and software that we incorporate into our Internet access networks may not enable users to connect to the Internet and use our Internet access services. In this event, our business will suffer as we will not be able to earn revenues from Internet access services from those users who adopt the different protocol. Accordingly, if our targeted user market adopts a wireless protocol or standard different from the current Wi-Fi 802.11 protocol, then our revenues will be reduced, we will have less cash with which to pursue our operations and our business may fails.

The Introduction Of New Government Regulation Could Increase Our Expenses, Reduce the Amount of Cash We Have With Which To Pursue Our Plan of Operations and Cause Our Losses to Increase

We anticipate that we will not be subject to any direct regulation by any government agencies, although we will be required to comply with general regulations that are applicable to all businesses. We are currently not regulated by either the Canadian Radio Telephone Telecommunications Commission (the "CRTC") in Canada or the Federal Communications Commission (the "FCC") in the United States; however, Internet related regulatory policies are continuing to develop and it is possible that our business operations could be the subject of regulation from either the CRTC or the FCC in the future. Additionally, it is possible that additional laws and regulations may be adopted that directly impact on our business operations. Additional laws and regulations could include laws and regulations governing content, privacy, pricing, encryption standards, consumer protection, electronic commerce, taxation, copyright infringement and other intellectual property issues. Increased regulation governing the Internet or the installation and operation of Internet access networks could increase our cost of doing business and may result in a decline in Internet usage by business travelers and hotel properties. Accordingly, increased government regulation could increase the cost to us of carrying out our plan of operations with the result that our expenses may be higher than anticipated, we will have less cash with which to pursue our operations and we will incur greater losses.

If A Market For Our Common Stock Does Not Develop, Shareholders May Be Unable To Sell Their Shares.

There is currently no market for our common stock and we can provide no assurance that a market will develop. We currently plan to apply for trading of our common stock on the Over-The-Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide investors with no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize. If our common stock is not traded on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If The Selling Shareholders Sell A Large Number Of Shares All At Once Or In Blocks, The Market Price Of Our Shares Would Most Likely Decline.

The selling shareholders are offering 3,667,500 shares of our common stock through this prospectus. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent approximately 49% of the common shares outstanding as of the date of this prospectus.

Because A Portion Of Our Operating Expenses And Revenues Are In Canadian Dollars, Our Financial Results And Operating Condition May Be Impacted By Currency Fluctuations In The Canadian Dollar In Comparison To The U.S. Dollar.

Our reporting currency is the U.S. dollar. The majority of our operating expenses are incurred in Canadian dollars as our operations are located in Vancouver, British Columbia, Canada. In addition, presently all of our revenues are earned from the operation of our sole installed Internet access network located in Vancouver, British Columbia, Canada in Canadian dollars. Accordingly, our financial results and operating condition will be affected by currency fluctuations in the Canadian dollar in comparison to the U.S. dollars. An increase in the United States dollar in comparison to the Canadian dollar will have the effect of decreasing the U.S. dollar amount of our revenues while decreasing the U.S. dollar amount of our operating expenses. Similarly, a decrease in the United States dollar in comparison to the Canadian dollar will have the effect of increasing the U.S. dollar amount of our revenues while increasing the U.S. dollar amount of our operating expenses. Our net profits will be decreased or our net losses will be increased if either: (i) the decrease in our revenues attributable to currency fluctuations exceeds the decrease in costs attributable to currency fluctuations; or (ii) the increase in our revenues attributable to currency fluctuations does not exceed the increase in costs attributable to currency fluctuations.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use Of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination Of Offering Price

The $0.25 per share offering price of our common stock was determined based on the last sales price from our most recent private offering of common stock. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to the Over-The-Counter Bulletin Board for the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so traded and a market for the stock develops, we anticipate the actual price of sale would vary according to the selling decisions of each selling shareholder and the market for our common stock at the time of re-sale. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders. The actual price of stock will be determined by market factors at the time of sale.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 3,667,500 shares of common stock offered through this prospectus. The shares include the following:

1.
3,562,500 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and completed on June 14, 2002;

2.
75,000 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and completed on April 30, 2003;

3.
30,000 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and completed on May 14, 2003;

None of the selling shareholders are registered broker-dealers or affiliates of registered broker-dealers.

The following table provides as of September 29, 2004 , information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1.	the number of shares owned by each prior to this offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be owned by each upon completion of the offering;
4.	the percentage owned by each upon completion of the offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
DANIELLE ALIE 3555 Westminster Highway, #34 Richmond, BC V7C 5P6	1,000	1,000	NIL	NIL
MICHAEL BEBEK 1070 Nelson Street, Suite #109 Vancouver, BC V6E 1H8	187,500	187,500	NIL	NIL
MICHAEL BINGHAM 1275 West 6th Avenue, Suite 300 Vancouver, BC V6H 1B6	1,000	1,000	NIL	NIL
ALMA BOWES 7522 Elliott Street Vancouver, BC V5S 2N6	1,000	1,000	NIL	NIL
GEORGE A. BOWES 7522 Elliott Street Vancouver, BC V5S 2N6	1,000	1,000	NIL	NIL

Table is continued from page 10
Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
BRENT CARLBECK 680 Appian Way Coquitlam, BC V3J 2A9	1,000	1,000	NIL	NIL
SIU HING CHAN 31/F Flat C, Tower 1, Elegance Garden Tuen Mun, New Territories, Hong Kong	187,500	187,500	NIL	NIL
PETER CHEN 22 Yio Chu Kang Road Singapore	1,000	1,000	NIL	NIL
DILLON CHEW 309 – 9502 Erickson Drive Burnaby, BC V3J 7B5	1,000	1,000	NIL	NIL
SO CHIN CHOA 2 Pandan Valley #10-209 Acacia Court Singapore 597626	1,000	1,000	NIL	NIL
DAN CHONG 2781 East 55th Avenue Vancouver, BC V5S 1Z5	1,000	1,000	NIL	NIL
DWAYNE COBEN 11 MacKenzie Lake Landing SE Calgary, AB T2Z 1M4	1,000	1,000	NIL	NIL
TRACEY COCHRANE 1965 Turner Street Vancouver, BC V5L 1Z9	8,000	8,000	NIL	NIL
ROGER CONCALVES / SILVIA INVESTMENTS CORP. 785 Westcot Place West Vancouver, BC V7S 1P1	2,000	2,000	NIL	NIL
VANESSA DIRKS #210 – 692 West 7th Avenue Vancouver, BC V5Z 1B5	1,000	1,000	NIL	NIL
ROB DODSWORTH 1087 Churchill Crescent, #66 North Vancouver, BC V7P 1P9	1,000	1,000	NIL	NIL
ALFRED DONG 8345 Roseberry Avenue Burnaby, BC V5J 5A2	1,000	1,000	NIL	NIL
MICHELLE FLEMONS 3929 Sharon Place West Vancouver, BC V7V 4T6	1,000	1,000	NIL	NIL
WADE FLEMONS 3929 Sharon Place West Vancouver, BC V7V 4T6	1,000	1,000	NIL	NIL
LESLIE ALLAN FRAME 837 East 13th Street North Vancouver, BC V7L 2M8	1,000	1,000	NIL	NIL

Table is continued from page 11
Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
HITOMI GILLIAM 33253 - 1st Avenue Mission, BC V2V 1G6	187,500	187,500	NIL	NIL
GEOFFREY N. GOODALL 1315 Arborlynn Drive North Vancouver, BC V7J 2V6	1,000	1,000	NIL	NIL
IAN T. GREGORY 3634 Garibaldi Drive North Vancouver, BC V7H 2X5	1,000	1,000	NIL	NIL
STEVE GRICE 21368 87B Avenue Langley, BC V1M 1Z8	1,000	1,000	NIL	NIL
BRIAN GRIEG 2934 Marykirk Place North Vancouver, BC V7H 2N3	1,000	1,000	NIL	NIL
EMILY GRIEG 2934 Marykirk Place North Vancouver, BC V7H 2N3	3,000	3,000	NIL	NIL
LYNN HARRISON 233 East Woodstock Avenue Vancouver, BC V5W 1M9	1,000	1,000	NIL	NIL
TIMOTHY D. HIPSHER 1436 Sandhurst Place West Vancouver, BC V7S 2P3	1,000	1,000	NIL	NIL
DAVID HO 1409 Forbes Avenue North Vancouver, BC V7M 2Y2	1,000	1,000	NIL	NIL
IRIS HO 1723 Alberni Street, Suite 1108 Vancouver, BC V6E 1H8	187,500	187,500	NIL	NIL
BARRY HUGGINS 4114 Crown Crescent Vancouver, BC V6R 2A9	1,000	1,000	NIL	NIL
KAM CHUN HUI Suite 211, 2/F Tak Shing House, Tak Tin Estate Lam Tin, Kowloon, Hong Kong	187,500	187,500	NIL	NIL
PAULINE Y.L. HUI 4101 Bryson Place Richmond, BC V6X 3S5	1,000	1,000	NIL	NIL
MANJIT JANJUA 461 Orwell Street North Vancouver, BC V7J 3R8	1,000	1,000	NIL	NIL
KHONGORZUL KHALIUN 40 - R Mjang 10-R Bair 12-R Toot Ulaanbataar, Mongolia	187,500	187,500	NIL	NIL

Table is continued from page 12
Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
CHUILUN KHALUN Bayanzur-H Duureg 15-Horol, 38B Building, Ulaanbaatar, Mongolia	1,000	1,000	NIL	NIL
RONALD D. LANTHIER 4245 Madeley Road North Vancouver, BC V7N 4E1	1,000	1,000	NIL	NIL
JAMES GORDON LAVALLEY 11580 Granville Street Richmond, BC V6Y 1R6	375,000	375,000	NIL	NIL
JOHN D. LEAVITT 56 Grenview Boulevard North Etobicoke, ON M8X 2K4	1,000	1,000	NIL	NIL
MARK LEE 1/F, 37 Cambridge Road Kowloon Town, Kowloon, Hong Kong	187,500	187,500	NIL	NIL
FRANCINE LEGAULT 3639 Garibaldi Drive North Vancouver, BC V7H 2W2	1,000	1,000	NIL	NIL
JACKIE LOCKMULLER 1532 Sutherland Place North Vancouver, BC V7L 4B5	1,000	1,000	NIL	NIL
LEONARD LOCKMULLER 1532 Sutherland Avenue North Vancouver, BC V7L 4B5	187,500	187,500	NIL	NIL
LORRAINE LIU 8016 Elliott Street Vancouver, BC V5S 2P2	1,000	1,000	NIL	NIL
DERRICK H.V. LUU 2611 Viscount Way Richmond, BC V6V 2G8	1,000	1,000	NIL	NIL
CINDY MACDONALD 307 Sasamat Lane North Vancouver, BC V7G 2S4	1,000	1,000	NIL	NIL
STEVE MACDONALD 307 Sasamat Lane North Vancouver, BC V7G 2S4	187,500	187,500	NIL	NIL
IAIN F. MACPHAIL 815 Hornby Street, Suite 605 Vancouver, BC V6Z 2E6	1,000	1,000	NIL	NIL
GEORGE MAKIHARA 12500 McNeeley Drive, Suite #67 Richmond, BC V6V 2S4	188,500	188,500	NIL	NIL
HISAKO MAKIHARA 12500 McNeeley Drive, Suite #67 Richmond, BC V6V 2S4	1,000	1,000	NIL	NIL

Table is continued from page 13
Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
DAVID MILNER 631 East 24th Avenue Vancouver, BC V5V 2A3	1,000	1,000	NIL	NIL
EMILY NAKAI 4323 West 12th Avenue Vancouver, BC V6R 2P9	1,000	1,000	NIL	NIL
CHAIM AI NGOH 5 Jalan Kakatue Singapore 598566	187,500	187,500	NIL	NIL
STEVE NICOL 6020 Glenwynd Place West Vancouver, BC V7W 2W5	1,000	1,000	NIL	NIL
CHALIUN OJDOVOVA Bajanzurth Dureg 15H 4Rhoro, 111R Bair 30 Toot Ulaanbaatar, Mongolia	1,000	1,000	NIL	NIL
ROLF D. OSTERWALDER 655 Burrard Street Vancouver, BC V6C 2R7	1,000	1,000	NIL	NIL
ANDREW (BOB) PALLAI 3070 Brookridge Drive North Vancouver, BC V7R 3A8	1,000	1,000	NIL	NIL
MIRIAM PALLAI 3070 Brookridge Drive North Vancouver, BC V7R 3A8	2,000	2,000	NIL	NIL
REX PEGG 410 Mahon Avenue, Unit #108 North Vancouver, BC V7M 2R5	1,000	1,000	NIL	NIL
EVA PELCZ #411 – 10082 – 132 Street Surrey, BC V3T 5V3	1,000	1,000	NIL	NIL
RICHARD PELCZ #301 – 1260 West 10th Avenue Vancouver, BC V6H 1J3	1,000	1,000	NIL	NIL
RICHARD JANOS PELCZ 1365 Park Drive Vancouver, BC V6P 2K4	1,000	1,000	NIL	NIL
LAWRENCE W. PERKINS 10584 153rd Street, Unit #108 Surrey, BC V3R 9V1	1,000	1,000	NIL	NIL
MICHAEL C. PERKINS 5719 172nd Street Surrey, BC V3S 3Z4	1,000	1,000	NIL	NIL
JIM PITCAIRN 4322 Staulo Crescent Vancouver, BC V6N 3S2	2,000	2,000	NIL	NIL

Table is continued from page 14
Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
MICHAEL RAK 353 West 5th Avenue Vancouver, BC V5Y 1M2	1,000	1,000	NIL	NIL
TIMOTHY J. RAK 6140 Ross Street Vancouver, BC V5W 3L6	1,000	1,000	NIL	NIL
MARK REYNOLDS 203 – 4323 Gallant Avenue North Vancouver, BC V7G 2C1	2,000	2,000	NIL	NIL
CAMERON ROBB 344 Rosehill Wynd Delta, BC V4L 2L9	1,000	1,000	NIL	NIL
ANNA J.Y. SAGMAN 397 Maki Avenue Sudbury, ON P3E 2P3	1,000	1,000	NIL	NIL
JOHN SAGMAN 397 Maki Avenue Sudbury, ON P3E 2P3	1,000	1,000	NIL	NIL
LOUISE SALMON #320 – 5800 Andrews Road Richmond, BC V7E 6M2	1,000	1,000	NIL	NIL
MELANIE SELVIN 1365 Park Drive Vancouver, BC V6P 2K4	1,000	1,000	NIL	NIL
CHRIS STAARGAARD 510 West Hastings Street, Suite 912 Vancouver, BC V6B 1L8	1,000	1,000	NIL	NIL
DON SUTHERLAND 1510 West 1st Avenue, Suite 202 Vancouver, BC V6J 1E8	2,000	2,000	NIL	NIL
JOHN SVERRE 3680 West 7th Avenue Vancouver, BC V6R 1W4	187,500	187,500	NIL	NIL
ROGER SYLVESTRE 2248 York Avenue, Suite 302 Vancouver, BC V6K 1C6	1,000	1,000	NIL	NIL
RUNJEET SYLVESTRE 2248 York Avenue, Suite 302 Vancouver, BC V6K 1C6	1,000	1,000	NIL	NIL
TAMARACK CAPITAL CORPORATION (Beneficial Owner - Paul Darc) 1040 West Georgia Street, Suite #920 Vancouver, BC V6E 4H1	1,000	1,000	NIL	NIL
DENNIS TAN 1344 Whitby Road West Vancouver, BC V7S 2N5	1,000	1,000	NIL	NIL

Table is continued from page 15
Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
SEK TOH TAN 4 Kong Chin Road #02-01, Century Villa Singapore, 258707	1,000	1,000	NIL	NIL
MUN KWAN THAM 6520 Whiteoak Drive Richmond, BC V7E 4Z8	1,000	1,000	NIL	NIL
PHYLLIS THAM 3368 East 44th Avenue Vancouver, BC V5R 3B4	187,500	187,500	NIL	NIL
TONY THAM 56 West 10th Avenue Vancouver, BC V5Y 1R6	187,500	187,500	NIL	NIL
JOE TORRES 2593 Poplynn Drive North Vancouver, BC V7J 2Y1	1,000	1,000	NIL	NIL
LAURIE TRAINER 5482 183A Street Surrey, BC V3S 4N9	2,000	2,000	NIL	NIL
STACY TRAINER 5482 183A Street Surrey, BC V3S 4N9	2,000	2,000	NIL	NIL
CHAN TRUONG 322 Nootka Street New Westminster, BC V3L 4X4	1,000	1,000	NIL	NIL
SONIA TRUONG 322 Nootka Street New Westminster, BC V3L 4X4	1,000	1,000	NIL	NIL
SHUK KING TUNG 8345 Roseberry Avenue Burnaby, BC V5J 5A2	1,000	1,000	NIL	NIL
ANNE WALSH 6688 Marguerite Street Vancouver, BC V6P 4E9	1,000	1,000	NIL	NIL
ROGER WALSH 6688 Marguerite Street Vancouver, BC V6P 4E9	1,000	1,000	NIL	NIL
GRANT WEAVER 8325 Tugboat Place Vancouver, BC V6P 6R1	1,000	1,000	NIL	NIL
DOUGLAS WEE 1313 Noons Creek Drive Port Moody, BC V3H 4C1	375,000	375,000	NIL	NIL
ROBERT G. WILSON 1507 – 198 Aquarius Mews Vancouver, BC V6Z 2Y4	1,000	1,000	NIL	NIL

Table is continued from page 16
Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
JUDY WONE 56 East 10th Avenue Vancouver, BC V5Y 1R6	1,000	1,000	NIL	NIL
COLIN WONG 1450 Chestnut, Suite #1206 Vancouver, BC V6J 3K3	1,000	1,000	NIL	NIL
ERROLL WONG 3263 Dieppe Drive Vancouver, BC V5M 4B8	1,000	1,000	NIL	NIL
HSIEN LOONG WONG 1807 – 3970 Carrigan Court Burnaby, BC V3N 4S5	1,000	1,000	NIL	NIL
LILLIAN WONG 788 Eyremont Drive West Vancouver, BC V7S 2A6	1,000	1,000	NIL	NIL
RON WRATSCHKO 3026 5th Street SW Calgary, AB T2S 2C3	2,000	2,000	NIL	NIL
SAU-NGAN YOUNG 6324 Walker Avenue Burnaby, BC V5E 3B6	1,000	1,000	NIL	NIL
CAROL YUEN 3500 Cunningham Drive, Unit 19 Richmond, BC V6X 3T3	1,000	1,000	NIL	NIL
DAVE YUEN 19 - 3500 Cunningham Drive Richmond, BC V6X 3T3	187,500	187,500	NIL	NIL

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

Except as described below, none of the selling shareholders:

(1)	has had a material relationship with us other than as a shareholder at any time within the past three years; or

(2)	has ever been one of our officers or directors.

Ms. Francine Legault is the wife of Mr. Joseph Bowes, our sole executive officer and a director.

Mr. George Bowes and Ms. Alma Bowes are the parents of Joseph Bowes, our sole executive officer and a director.

Mr. Dennis Tan, is the chief technical manager of Nex Connectivity Solutions.

Mr. Sek Toh Tan is the father of Dennis Tan, one of our employees.

Mr. Hsien Loong Wong was formerly one of our employees.

Mark Lee is the brother of Jun Nam (Johnny) Lee, one of our directors.

Plan Of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	Through the writing of options on the common stock;
4.	In short sales; or
5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.25 per share until such time as the shares of our common stock become traded on the Over-The-Counter Bulletin Board or another exchange. Although we intend to apply for trading of our common stock on the Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the Over-The-Counter Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other price as the selling shareholders determine from time to time.

The termination date of the offering by the selling shareholders of the shares of our common stock that are the subject of this prospectus and the registration statement of which this prospectus forms a part is May 31, 2005.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

All expenses of the registration statement, including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. These expenses are estimated by us to be $25,116 and will be paid for by us out of our current cash and working capital. We had cash of $17,510 as of August 31, 2004 . Of the estimated expenses, we have paid approximately $21,200 to date and approximately $4,000 of expenses remain to be incurred and paid for. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the common shares will be borne by the selling shareholders, the purchasers participating in such transaction, or both.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Legal Proceedings

We are not currently a party to any legal proceedings.

Our agent for service of process in Nevada is Cane & Associates, LLP, of 3199 East Warm Springs Road, Suite 200, Las Vegas, Nevada 89120.

Directors, Executive Officers, Promoters And Control Persons

Our executive officers and directors and their respective ages as of September 29, 2004 are as follows:

Directors:

Name of Director	Age
Joseph G. Bowes	50
Jun Nam (Johnny) Lee	43

Executive Officers:

Name of Officer	Age	Office
Joseph G. Bowes	50	President, Secretary, Treasurer, Chief Executive Officer and Chief Financial Officer

Set forth below is a brief description of the background and business experience of each of our executive officers and directors for the past five years.

Mr. Joseph G. Bowes is our president, secretary, treasurer, chief executive officer and chief financial officer and is a member of our board of directors. Mr. Bowes was appointed to our board of directors as our president, secretary, treasurer, chief executive officer and chief financial officer on April 25, 2002.

Mr. Bowes is the president and founder of Angus Consulting, a private consulting firm owned by Mr. Bowes that specializes in providing advisory services for start-up and growth stage companies. Mr. Bowes founded Angus Consulting in 1988. Mr. Bowes was a director of Nicholas Financial, Inc., a publicly traded consumer finance company on the Vancouver Stock Exchange (now TSX Venture Exchange) and NASDAQ, based in Florida from August 1991 to December 1998. Mr. Bowes was the corporate controller of Cevaxs Corporation a private internationally based provider of videocassette rental services through more than 4,000 convenience store locations throughout North America, from April 1986 to November 1987. Mr. Bowes was the chief financial officer and a director of Achievers Media Corporation, a publicly traded franchise company on the Vancouver Stock Exchange (now TSX Venture Exchange), involved in the development and marketing of employee training through an established franchise network in Canada and the United States from May 1988 to May 1990. Mr. Bowes was a management consultant with the firm of Price Waterhouse from July 1982 to April 1986. Mr. Bowes is a Chartered Accountant and has an MBA from the University of Western Ontario. Mr. Bowes was a director of The Electric Mail Company Inc., a publicly traded company on the Vancouver Stock Exchange (now TSX Venture Exchange), from November 1997 to June 1998.

Mr. Bowes devotes approximately fifteen percent (15%) of his business time, approximately six (6) hours per week, to our business.

Mr. Jun Nam (Johnny) Lee is a member of our board of directors. Mr. Lee was appointed to our board of directors on January 25, 2004.

Mr. Lee is the managing director of Nanpong (Hing Kee) Corporation Ltd., which is involved in real estate development and trading, and building materials trading, principally in Hong Kong, PRC. Mr. Lee has been the managing director of Nanpong since joining the firm in 1992. Prior to this, Mr. Lee was active as an investor and/or senior manager in a number of businesses with established operations in Canada, Hong Kong and mainland China involved in the travel industry and manufacturing. In 1987, Mr. Lee earned a Bachelor of Business Administration Degree from Simon Fraser University in Vancouver, Canada.

Mr. Lee devotes his business time to our business as required to enable him to make decisions regarding our business and operations as one of our directors and to otherwise discharge his duties as one of our directors. Mr. Lee does not participate in our day to day business operations.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders, until they resign or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

Nex Connectivity Solutions, our majority-owned joint venture subsidiary, currently has two significant consultants who are not executive officers or directors as described as follows:

Mr. Dennis Tan. Mr. Dennis Tan, who is the chief technology manager of Nex Connectivity Solutions, was previously the vice president of technical operations for 5G Wireless in Singapore from June 2001 to September 2002 and is the brother of the controlling shareholder and president of 5G Wireless. Mr. Dennis Tan was closely involved in the early implementation of the commercial wireless Internet access networks business of 5G Wireless. He has assisted in the design and implementation of several wireless network projects, including hotels and convention centers. He has extensive experience in testing, de-bugging and maintaining fully operational network systems. Mr. Tan graduated from Simon Fraser University in Vancouver, British Columbia with a Bachelors of Arts in Economics in 1996. He also holds a post-graduate qualification from the Information Technology Institute in Vancouver, British Columbia. Mr. Dennis Tan was a customer service supervisor with HSBC Bank Canada from November 1998 to August 2000. Mr. Tan completed a diploma course in applied information technology from the Information Technology Institute in Vancouver, British Columbia during the period from September 2000 to June 2001. Mr. Dennis Tan has served as a senior technical consultant for Roam Zone Inc., a Singapore company engaged in the business of installation of wireless Internet networks, from October 2002 to present.

Mr. Tan commenced providing services to us through Nexgen Consulting Inc. effective April 1, 2004, as described below. Mr. Tan provided technical services to us commencing in March 2004.

Mr. Cyril Sacault. Mr. Sacault is the user support manage for Nex Connectivity Solutions. Mr. Sacault is a trained computer support specialist, with experience from 1999. Mr. Sacault was born and initially educated in Tahiti. Mr. Sacault moved to Vancouver, Canada in December 1997 where he continued his education commencing with college pre-admission courses through to university graduation in 2003 when he completed his bachelor of arts degree at Simon Fraser University. Commencing in 1999, in addition to his studies, Mr. Sacault undertook significant contract work involving computer systems installation and support and network administration. Mr. Sacault has worked on a contract work basis for Columbia College, the Canadian Wildlife Society and the Check Station where he has provided network installation and configuration and ongoing support services for these clients.

Mr. Sacault commenced providing services to us through Nexgen Consulting Inc. effective April 1, 2004, as described below. Mr. Sacault provided technical services to us commencing in March 2004.

The services of Mr. Tan and Mr. Sacault are provided to Nex Connectivity Solutions pursuant to an agreement between us and 5G Wireless dated April 1, 2004. Under this agreement, 5G Wireless provides the services of Mr. Tan and Mr. Sacault to Nex Connectivity Solutions in consideration of a fee of $1,000 per month, based on two "standard" hotel properties. Mr. Tan and Mr. Sacault are employees of Nexgen Consulting Inc., a private company owned by 5G Wireless and are not employees of either us or Nex Connectivity Solutions.

Committees of the Board Of Directors

We presently do not have an audit committee, compensation committee, nominating committee, an executive committee of our board of directors, stock plan committee or any other committees. However, our board of directors is considering establishing various committees by the end of our next fiscal year ended May 31, 2005.

Audit Committee Financial Expert

We have no financial expert on our Board of Directors. We believe the cost related to retaining a financial expert at this time is prohibitive. Further, because of our start-up operations, we believe the services of a financial expert are not warranted.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of September 29, 2004 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors, (iii) each of our named executive officers; and (iv) officers and directors as a group. Unless otherwise indicated, the shareholders listed possess direct sole voting and investment power with respect to the shares shown.

Title of class	Name and address	Amount and Nature	Percentage of
	of beneficial owner	of Beneficial Ownership	Common Stock (1)

DIRECTORS AND EXECUTIVE OFFICERS

Common Stock	Joseph G. Bowes	4,001,000 shares (2)	50.9%
	Director, President, Secretary
	Treasurer, Chief Executive Officer,
	Chief Financial Officer
	3639 Garibaldi Drive
	North Vancouver, British Columbia
	Canada V7H 2W2

Common Stock	Jun Nam (Johnny) Lee	187,500 shares	2.4%
	Director
	Suite 202, 2/F, Chung Ying Building
	20 Connaught Road West
	Hong Kong

Common Stock	All Officers and Directors	4,188,500 shares	53.3%
	as a Group (2 persons)

5% STOCKHOLDERS

None.

(1)	The percent of class is based on 7,855,000 shares of common stock issued and outstanding as of September 29, 2004 .
(2)	Comprised of 4,000,000 shares in the name of Joseph Bowes and 1,000 shares held by Francine Legault, the wife of Mr. Joseph Bowes.

To our knowledge, the persons named have full voting and investment power with respect to the shares indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Description Of Securities

General

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share, and 100,000,000 shares of preferred stock, with a par value of $0.001 per share. As of September 29, 2004 , there were 7,855,000 shares of our common stock issued and outstanding held by one hundred six (106) stockholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing one percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

(a)	the rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)	whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)	the amount payable upon shares of preferred stock in the event of voluntary or involuntary liquidation;

(d)	sinking fund or other provisions, if any, for the redemption or purchase of shares of preferred stock;

(e)	the terms and conditions on which shares of preferred stock may be converted, if the shares of any series are issued with the privilege of conversion;

(f)
voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with our common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

(g)
subject to the above, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our board of directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover laws

Nevada revised statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. Our articles of incorporation expressly state that these provisions do not apply. Accordingly, we are not governed by these provisions regarding acquisitions of controlling interests.

Experts

Lang Michener LLP, independent legal counsel, have provided an opinion on the validity of our common stock.

The consolidated financial statements of Gilder Enterprises, Inc. included in this registration statement have been audited by BDO Dunwoody LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding our company's ability to continue as a going concern) appearing elsewhere in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Interests Of Named Experts And Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, any interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Disclosure Of Commission Position Of Indemnification For Securities Act Liabilities

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Organization Within Last Five Years

We were incorporated on April 25, 2002 under the laws of the State of Nevada.

Mr. Joseph G. Bowes, our president, secretary, treasurer and a director, has been our founder and our sole promoter since our inception. Mr. Bowes purchased 4,000,000 shares of our common stock at a price of $0.001 US per share on April 25, 2002. We entered into a management services agreement with Angus Consulting Inc., a company controlled by Mr. Joseph G. Bowes on July 1, 2002. Under the terms of the management services agreement, we have agreed to pay Angus Consulting Inc. a consulting fee of $900 per month in consideration for management and administrative services to be provided by Angus Consulting Inc. to us. These services include the services of Mr. Bowes as our sole executive officer. The management agreement was originally for a two year term expiring June 30, 2004. This original management agreement has been superceded by a subsequent management agreement dated April 1, 2004 which is for a two year term expiring March 31, 2006. Other than this purchase of stock and the management agreements with Angus Consulting, we have not entered into any agreement with Mr. Bowes wherein we are to provide anything of value to Mr. Bowes, directly or indirectly, or whereby Mr. Bowes is to provide us with any assets, services or other consideration. We have not acquired any assets from Mr. Bowes and we do not have any agreement to purchase any assets from Mr. Bowes.

We entered into an option agreement to acquire certain mineral leases located in the Northwest Territories of Canada on June 26, 2002. We conducted a preliminary geological exploration program on this mineral property in 2002. As the geological report that we obtained on this preliminary geological exploration program did not recommend further exploration of the property, we determined to abandon this property in January 2003. Preliminary work of a similar nature was conducted on several other properties that ultimately also proved unattractive. In early 2003, we decided to abandon mineral exploration and development activities altogether and to apply our cash resources to other ventures.

We entered into our joint venture agreement with 5G Wireless on May 25, 2003. We entered into a shareholders agreement with 5G Wireless for the establishment, ownership and operation of our Internet access network business through Nex Connectivity Solutions on May 25, 2003. We attempted to secure our first Internet access network installation contract in June 2003. However, we were unsuccessful in our attempt to enter this contract. We continued our efforts to secure Internet access network installation contracts since this first attempt and we were eventually successful in securing our first Internet access network installation contract for Nex Connectivity Solutions in February 2004.

Description Of Business

OVERVIEW

Gilder Enterprises, Inc. ("We", "Gilder" or the "Company") was incorporated on April 25, 2002, under the laws of the State of Nevada.

We own 51% of Nex Connectivity Solutions Inc. ("Nex Connectivity Solutions"), a Canadian federal corporation incorporated on March 25, 2003. We own the majority interest in Nex Connectivity Solutions together with our joint venture partner, 5G Wireless Communications Pte. Ltd. ("5G Wireless"), a Singapore company, that owns the remaining 49% interest in Nex Connectivity Solutions. Nex Connectivity Solutions was incorporated in order that we could carry out a joint venture with 5G Wireless for the design, building, owning and operation of specialized Internet access networks, initially serving the needs of business travelers.

Nex Connectivity Solutions secured its initial contract for the installation of a high-speed Internet access network at the Empire Landmark Hotel located in Vancouver, British Columbia, Canada in February 2004. Our business strategy is to use this initial installation contract as an initial step in the establishment of our Internet access network operation business in the Vancouver area. If Nex Connectivity Solutions is successful in securing additional contracts for Internet access network operations in the Vancouver area, then our business plan is to expand our business into new geographical areas and into new target markets, such as convention centers and institutions.

Our business operations and the operations of Nex Connectivity Solutions are in the start-up phase. Nex Connectivity Solutions completed the installation and commissioning of the high-speed Internet access network at the Empire Landmark Hotel in May 2004. Nex Connectivity Solutions commenced earning revenues in May 2004. These revenues are attributable to the completion of the initial Internet access network installation at the Empire Landmark Hotel and the commencement of operations of this network in May 2004. Revenues for the partial month of operations ended May 31, 2004 totaled $1,159. Revenues through to July 31, 2004 were $2,030.

We plan to use revenues from this initial project to fund further expansion to the extent that such funds are available to fund further expansion. However, there is no assurance that revenues from this initial project will be sufficient to pursue further Internet access network installations without additional financing, of which there is no assurance.

The web site of Nex Connectivity Solutions is www.nexconnectivity.com.

None of our officers, directors, affiliates or associates have had any preliminary contact or discussions regarding any possible merger or acquisition. There are no present plans, proposals, arrangements or understandings with any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.

We do not consider ourselves to be a "blank check company" as set forth in Rule 419 of the Securities Act of 1933. Rule 419 defines a "blank check company" to include a development stage company that:

(a)	has no specific business plan or purpose; or

(b)	has indicated that its business plan is to engage in a merger or acquisition with an identified company or companies or other entity or person.

We do not have any plans to merge with or acquire any other company within the foreseeable future.

While we are a development stage company, we are presently engaged in the business of installing and operating Internet access networks through Nex Connectivity Solutions, our 51% owned subsidiary.

OUR JOINT VENTURE

We entered into a joint venture agreement with 5G Wireless on May 25, 2003. The execution of the joint venture agreement was subsequent to the execution of a letter of intent between us and 5G Wireless on March 7, 2003. Nex Connectivity Solutions was incorporated subsequent to the execution of the letter of intent on March 25, 2003. The joint venture agreement was entered into with the intent to form corporations to carry out the joint venture business of providing high-speed Internet access to hotel and other targeted properties. The initial joint venture corporation that was incorporated to give effect to the joint venture's business purpose was Nex Connectivity Solutions, a Canadian federal corporation incorporated pursuant to the Canada Business Corporations Act. Nex Connectivity Solutions was incorporated with a total of 100 shares being issued for consideration of C$1 per share (equal to approximately $0.72 US per share). We own 51 common shares while 5G Wireless owns the remaining 49 common shares. Nex Connectivity Solutions will carry out the joint venture's business operations in Canada. The joint venture agreement anticipates that we may also form additional joint venture corporations in Canada and the United States if our business should expand and require such operations.

Our ownership in Nex Connectivity Solutions is governed by a shareholders agreement with 5G Wireless. Under the terms of this shareholders agreement, we and 5G Wireless each are entitled to appoint one nominee to the board of directors of Nex Connectivity Solutions. Accordingly, there are two directors of Nex Connectivity Solutions, namely Joseph Bowes and Jun Nam (Johnny) Lee. Mr. Lee is the nominee of 5G Wireless to the board of directors of Nex Connectivity Solutions. Mr. Lee is neither an officer, director, employee nor shareholder of 5G Wireless. Under the shareholders agreement, fundamental business decisions require our prior written approval. In addition, we are entitled to a tie-breaking vote on matters where there is no unanimous agreement among the directors on all matters of governance to be approved by the directors of Nex Connectivity Solutions. We and 5G Wireless have each granted to each other rights of first refusal on our interests in Nex Connectivity Solutions. These rights of first refusal require that we each offer to the other our interests in Nex Connectivity Solutions and give the other the opportunity to purchase our interests prior to completing any sale of our interests to a third party.

Pursuant to the shareholders agreement, we have agreed to advance up to $40,000 to Nex Connectivity Solutions as a loan on a non-interest bearing basis in order to fund its start-up operations and its initial Internet access network installation. To May 31, 2004, we had advanced $25,500 (May 31, 2003 - $25,500) to Nex Connectivity Solutions as a loan pursuant to the shareholders' agreement. These loans payable are non-interest bearing and are repayable from net profits of Nex Connectivity Solutions available to be distributed upon the approval of the board of directors of Nex Connectivity Solutions. We and 5G Wireless have agreed that Nex Connectivity Solutions will retain and reinvest all net profits earned for the first 24 months of our shareholders agreement dated May 25, 2003. We have further agreed not to demand repayment of this shareholders loan for so long as we remain a shareholder of Nex Connectivity Solutions. We have not advanced any further funds to Nex Connectivity Solutions since May 31, 2004. These advances are eliminated from our financial statements on consolidation. As a consequence of the provisions of the shareholders agreement that contemplate reinvestment by Nex Connectivity Solutions of any profits earned, we will not recover any amount of our investment in Nex Connectivity Solutions until May 25, 2005 at the earliest. In addition, we will not be able to require repayment of the shareholders loan that we have advanced to Nex Connectivity Solutions for as long as we remain a shareholder of Nex Connectivity Solutions. As a result, we will be required to finance our operations until that date from existing working capital and from future financings. Our need for future financing is discussed under the section of this prospectus entitled "Plan of Operations" under the heading "Financial Condition and Liquidity."

Also pursuant to the shareholders agreement, 5G Wireless agreed to sell to Nex Connectivity Solutions: (i) certain network hardware and software valued at $10,000 which amount is repayable in the future on a non-interest bearing basis and from net profits of Nex Connectivity Solutions available to be distributed upon the approval of the board of directors of Nex Connectivity Solutions; (ii) the services of Dennis Tan and Hsein Loong Wong as employees to provide technical expertise and support (by further agreement, we and 5G Wireless have agreed that Mr. Cyril Sacault is to replace Mr. Wong); and (iii) a license of certain software developed by 5G Wireless for the management of hotel Internet access networks. As stated above, we and 5G Wireless have agreed that Nex Connectivity Solutions will retain and reinvest all net profits earned for the first 24 months of our shareholders agreement dated May 25, 2003. 5G Wireless has further agreed not to demand repayment of its shareholders loan in the amount of $10,000 with respect to the network hardware and software provided to Nex Connectivity Solutions for so long as it remains a shareholder of Nex Connectivity Solutions. 5G Wireless and

Michael Tan, the principal of 5G Wireless, have each provided a guarantee of repayment, with accompanying security, of our loan to Nex Connectivity Solutions. The network hardware and software to be provided by 5G Wireless was provided in July 2003 and consisted of one Lucent network router, five Lucent network access points, twelve wireless cards and proprietary radius authentication software. To date, Nex Connectivity Solutions has used three of the Network access points and the authentication software in the Empire Hotel property Internet access network installation described below.

Under the terms of our shareholders agreement with 5G Wireless for Nex Connectivity Solutions, we have agreed that the financial contributions from shareholders will be kept as low as possible. We have further agreed that to the extent that Nex Connectivity Solutions requires financing but is unable to obtain financing from banks or institutional lenders, then Nex Connectivity may make a request on us and 5G Wireless for a loan to finance its business operations. Any request for a loan must be made by a majority of the board of directors of Nex Connectivity Solutions. As there are only two directors of Nex Connectivity Solutions, no demand for a loan can be made without our prior written consent. Any request for a loan must be made to each of us and 5G Wireless pro rata in proportion to our respective shareholdings. We will be obligated to advance the money required from us within 30 days of receipt of the written request for the loan. Unless specified in the request for a loan, no shareholders loan to Nex Connectivity Solutions will bear interest. Neither we nor 5G Wireless shall, so long as we remain a shareholder, demand repayment of any loan to Nex Connectivity Solutions. If Nex Connectivity repays any loans, in whole or in part, it shall do so pro rata in proportion to each shareholder's contribution by way of loan.

In summary, the loans made by us and 5G Wireless to date, as described above, are repayable on a non-interest bearing basis. In no event will the shareholders loans be repaid by May 25, 2005, being the two year anniversary of the date of our shareholders agreement with 5G Wireless. Thereafter, the shareholders loans will only be repaid from net profits approved for distribution by the board of directors of Nex Connectivity Solutions. Neither we nor 5G Wireless shall, so long as either of us remains a shareholder of Nex Connectivity Solutions, demand repayment of these loans. If Nex Connectivity Solutions repays the loans, in whole or in part, Nex Connectivity Solutions shall do so pro rata in proportion to each shareholder's loan balance.

Our shareholders agreement for Nex Connectivity Solutions requires that the net profit of Nex Connectivity Solutions available for distribution, after making such provisions and transfers to reserves as shall be required in the opinion (expressed by resolution) of the board of directors to meet expenses or anticipated expenses, shall be distributed annually (unless otherwise unanimously agreed by us and 5G Wireless), firstly by way of repayment of shareholders loans on a pro rata basis, and secondly by way of dividend. Dividends paid with respect to the profits generated by Nex Connectivity Solutions will be split 51% to us and 49% to 5G Wireless in accordance with the terms of our shareholders agreement. In addition, our shareholders agreement provides that all profits generated during the first 24 months of the agreement will be retained and will be reinvested in the business of Nex Connectivity Solutions. Any distribution of profits by way of dividends will be first subject to repayment of all outstanding shareholders loans owed by Nex Connectivity to us and 5G Wireless. Accordingly, we will not be entitled to receive any dividends from 5G Wireless until May 25, 2005 at the earliest and then only after all loans by us and 5G Wireless, including the amount of $10,000 presently owed by Nex Connectivity Solutions to 5G Wireless, have been repaid in full by Nex Connectivity Solutions.

The services of Mr. Tan and Mr. Sacault are provided to Nex Connectivity Solutions pursuant to an agreement between us and 5G Wireless dated April 1, 2004. Under this agreement, 5G Wireless is required to provide the services of Mr. Tan and Mr. Sacault to Nex Connectivity Solutions in consideration of a fee of $1,000 CDN per month (equal to approximately $750 per month), based on two "standard" hotel properties being in operation. This fee is payable by Nex Connectivity Solutions as an expense prior to the distribution of any net profits of Nex Connectivity Solutions to us and 5G Wireless under the shareholders agreement. The fee of $1,000 CDN per month (equal to approximately $750 per month) is fixed and is not dependent upon the actual amount of time spent by Mr. Tan and Mr. Sacault in providing the services, provided that not more than two "standard" hotel properties are in operation. Standard hotel properties are defined in the agreement to be hotel properties with between 250 and 400 rooms, where all meeting rooms and the hotel lobby and approximately 20% of the rooms are serviced for Internet access. Nex Connectivity Solutions is required to pay this monthly fee whether there are one or two "standard" hotel properties in operation. Accordingly, Nex Connectivity Solutions is required to pay the full fee of $1,000 CDN (equal to approximately $750) per month at present, notwithstanding that only one "standard" hotel property is in operation. We have not entered into any agreement with 5G Wireless with regards to the fee payable in the event that Nex Connectivity has more than two "standard" hotel properties in operation. In addition, Nex Connectivity Solutions will pay $1,000 CDN (equal to approximately $750) per hotel property installation for project management services, assuming a standard hotel installation. 5G Wireless is responsible for ensuring that Mr. Tan and Mr. Sacault, or both, as appropriate, will be available either on-call or in-person as the circumstances may require, 24 hours a day – 7 days a week to deal with all Nex Connectivity Solutions related ongoing technical and operations requirements. Mr. Tan and Mr. Sacault are employees of Nexgen Consulting Inc., a private company owned by 5G Wireless and are not employees of either us or Nex Connectivity Solutions. Compensation payable to Mr. Tan and Mr. Sacault is payable directly by Nexgen Consulting Inc. to Mr. Tan and Mr. Sacault and it is the sole responsibility of 5G Wireless to ensure payment of all compensation due to Mr. Tan and Mr. Sacault.

INDUSTRY BACKGROUND

We are engaged through Nex Connectivity Solutions in the business of installing and operating computer networks that enable business travelers at hotel properties to have high-speed access to the Internet. We refer to these networks as Internet access networks.

Over the past decade, use of the Internet has grown dramatically with the result that today's traveling public has compelling business and personal needs for frequent Internet access while away from home or the office. Such reasons include:

1.	sending and receiving e-mails;
2.	accessing and searching Internet websites;
3.	accessing corporate networks;
4.	videoconferencing;
5.	on-line banking;
6.	on-line stock quotes and research;
7.	buying and selling stocks; and
8.	on-line shopping.

Today's Internet users are able to access the Internet both through "dial-up" telephone line access and through broadband or high-speed Internet access through a digital subscriber line or cable Internet access. Dial-up Internet access is slower than broadband or high-speed Internet access due to the limitations on the speed at which data can be transferred over telephone lines for dial-up access. Today's feature rich web-based applications and advanced Internet applications demand rates of data transmission that are in excess of the rates that can be achieved using dial-up Internet access. Accordingly, consumers have adopted high-speed, broadband Internet access as an alternative to dial-up Internet access and have been converting to broadband.

Business travelers have come to demand high speed Internet access in order to take advantage of the Internet's capabilities and in order that they can productively use their hotel time during business trips. Business travelers today typically have high speed Internet access both at the office and at home. As a consequence, we believe that business travelers will demand high-speed Internet access when traveling and staying at hotels in order that they have the full functionality and productivity provided by high-speed Internet access that they have become accustomed to at their office or home. For these travelers, conventional dial-up Internet access is too slow and is in effect too expensive in view of the limitations on productivity. As a result of these factors, we believe that business travelers will base their hotel selection in part on the ability of the hotel to provide the traveler with high speed Internet access in their hotel room.

We believe that the high-speed Internet access needs of today's business travelers are not being met in a substantial portion of hotel properties due to a lack of high-speed Internet access at these locations. The inability of hotel properties to provide high-speed Internet access for their guests is largely a function of the high cost of installing high-speed Internet access to each room in a hotel property using conventional technologies. Until recently, affordable high speed Internet access has only been available by installing either digital subscriber line ("DSL") service or cable Internet service to a fixed physical location. Each of these alternatives is expensive in view of the costs of connecting each hotel room to a DSL or Internet cable connection in each hotel room. As a result, many hotel properties are currently only able to offer "dial-up" Internet access to their guests. Dial-up Internet access provides Internet access at substantially lower speeds than a high-speed wireless connection. We believe that today's business travelers will require high-speed Internet access in order that they can have the required functionality from their Internet access. Accordingly, we believe that hotel properties must be able to offer business travelers with high-speed Internet access or risk losing customers and market share.

The Internet access network business is in the early stages of an important new technological development which is being driven by the convergence of evolving broadband access needs and wireless-fidelity ("Wi-Fi") technology developments. These Wi-Fi developments arise from the worldwide adoption of the IEEE 802.11 standards on wireless local area networks. These developments in the Wi-Fi technology include the following:

1.
Wi-Fi has emerged as the dominant standard for wireless local area networks throughout the world. Wi-Fi defines a single unified networking standard for all developers, equipment manufacturers, service providers and users.

2.
Hundreds of equipment manufacturers have already brought to market millions of Wi-Fi network cards and devices, including radios and access points. The unified single Wi-Fi standard makes it possible for all wireless enabled devices to "interoperate" with each other. The consequence of this "Interoperability" is that it enables an access point made by one manufacturer to communicate with a network radio from a completely different manufacturer.

3.	The rapid increase in the manufacture of Wi-Fi components has triggered a steep decline in the prices for Wi-Fi cards and devices.

4.
Wi-Fi networks have begun appearing in public places. These Wi-Fi networks are called "hot spots" because of the availability of users with Wi-Fi access devices at the place to access the Internet through a wireless network. Wi-Fi networks use an unlicensed spectrum. Wi-Fi components are able to provide connection speeds of up to 11 million bits per second, or over 100 times faster than a dial-up modem connection. A typical Wi-Fi access point will cover an area of 100 to 500 square feet. As a consequence of this high speed, the access speed experienced by hot spot users will be determined by the speed of the hot spot's connection to the Internet.

The Institute of Electrical and Electronics Engineers, Inc. ("IEEE") is a non-profit, technical professional association of more than 360,000 individual members in approximately 175 countries. Through its members, the IEEE is a leading authority in technical areas ranging from computer engineering, biomedical technology and telecommunications, to electric power, aerospace and consumer electronics, among others.

802.11 is a standard method of wireless networked communications and denotes the consensus-based standards first approved in 1997 by the IEEE 802 Committee. These standards were first extended in 1999 (the 802.11b standard) and then again several times in the ensuing years. 802.11 wireless communications use the 2.4 -GHz microwave band designated for low-power unlicensed use by the FCC in the USA in 1985, and realize data throughput rates in the order of 5.5 to 8.5 Megabits per second ("Mbps"), which are much faster than the actual data throughput rates of about 1.5 Mbps for popular broadband "wired" solutions like Asymmetric Digital Subscriber Line ("ADSL") or cable TV line services.

Wi-Fi is one of a number of enabling technologies Nex Connectivity Solutions employs to provide its technology solution that permits users (Hotel guests for example) to access the Internet. Nex Connectivity Solutions plans to build its business by installing public, pay-per use networks targeting the Internet access needs of business travellers. Today, a significant portion of business people travel with their laptops, and many of these laptops feature OEM installed 802.11 wireless equipment. Given the advantages of being wireless enabled, there also exists an active retail aftermarket where users can purchase 802.11 wireless networking equipment for their desk-top and laptop computers.

Wi-Fi is a broadband, high speed Internet access technology in that it accommodates data transfer throughput rates in the order of 5.5 to 8.5 Megabits per second. These data transfer rates are significantly greater than data transfer rates that can be achieved through either a dial-up telephone line Internet access connection, which is limited to 56 kilobits per second, and ADSL and cable Internet access, which are typically about 1.5 Megabits per second.

Nex Connectivity Solutions will commit with a hotel (or other) property which areas of the property will have Internet access coverage. The actual coverage areas are dependent upon where the network equipment that will permit a wireless network connection, notably the wireless access points, are installed. The wireless access points are effectively small radio transceivers. The physical properties of the building, notably the amount and placement of concrete and steel structures used in its construction and fittings, and electrical interference, especially in the 2.4 GHz microwave band range of the radio spectrum, will determine the relative number and positioning of the wireless access points necessary to provide wireless coverage. All of the wireless access points are in turn "wired" into the custom-designed Internet access network that Nex Connectivity Solutions will install in the hotel property, involving hardware (such as wire cabling, routers, switches, and computer servers) and software (that authenticates users and controls network operations).

OUR MARKET OPPORTUNITY

Our market opportunity is to take advantage of the latest Internet access technologies in order to provide high speed Internet access to business travelers. We have formulated a business strategy that will enable us to install high-speed Internet access systems without the costs of installation of fixed DSL service or cable Internet service to each physical location by using wireless and other networking solutions. We plan to target hotel properties initially for installation of our Internet access systems due to the current high costs of providing high-speed Internet access to each room in a hotel using conventional services and due to the market demand of the business traveler.

OUR TECHNOLOGY SOLUTION

We have developed a technology solution to be able to take advantage of our market opportunity. Our technology solution is a specialized Internet access network that incorporates commercially available state-of-the-art networking hardware and software components and our specialized expertise and know-how in systems and network integration, expertise and know-how. Each individual installation requires a custom design process that must take into account (i) the specific physical circumstances of the installation that could affect network operations, including factors such as the actual location of the areas to be serviced and the physical properties, floor by floor and room by room, of the structure of the hotel; (ii) the current operating specifications and requirements of specific, commercially-available, original equipment manufacturer ("OEM") hardware and software components; (iii) the interoperability of specific OEM hardware and software components; and (iv) future scalability considerations. We believe that proper design of each Internet access network is key to the proper "in-service" operation of the network.

A typical Internet access network that we would install can be expected to incorporate the following components:

1.
An external, commercial-grade, leased line, high-speed, broadband Internet connection to our on- premises Internet access network. We anticipate that the high-speed Internet connection will be leased from an established telecommunications service provider by either us or by the hotel property owner.

2.
Hardware including specialized computer servers (to handle "concurrent" multiple user Internet access and system administration functions, including user authentication and billing), security firewalls, high- speed routers and switches, cabling, and high-speed wireless (Wi-Fi) and wireline access points. Users in the hotel will "physically" connect to our Internet access network by accessing the wireless and wireline access points we will install throughout a hotel property. The Wi-Fi access points will utilize OEM commercial-grade Wi-Fi access points designed for commercial (as opposed to residential consumer, end-user installed) applications. The wireline access points could make use of commercially- available "piggy-back" technologies such as power line equipment which would permit a wireline (cable) PC connection to our network through the existing 120 volt electrical outlet circuits installed in a building or, where required, standard, dedicated-wireline (cable) Ethernet connections.

3.
Software to support network activities including user authentication and billing, "concurrent" (multiple) user access through our Internet access network and onto the Internet, system administration, security and software firewalls. Each user's access onto our network will be authenticated to ensure they are a valid, paid user. After authentication, users will be automatically directed to the "home page" of a web- portal we will control for the hotel property. Our network design will integrate the necessary hardware and software components to ensure that the authentication and network "log-on" process will be very fast. Thereafter users are free to proceed about their business on the Internet.

Our plan is that each Internet access network will be managed by our network operations center. The network operations center will monitor and manage the "traffic" between the Internet access network we have installed in the hotel and the Internet to ensure system security and user authentication. The network operations center will allow hotel guests to access the Internet and will ensure that payment for Internet usage is completed. We plan to use a proven, off-the-shelf, state-of-the-art software package developed by Nomadix, Inc. ("Nomadix") for system monitoring and control purposes. Nomadix is a leading developer of Internet public-access gateways and embedded software solutions that provide transparent and secure high-speed Internet access. The Nomadix software includes a real time, data-base driven, customer billing system. The Nomadix software can also be expanded on a module-basis to include on-line credit card payment processing and can be programmed to interface with many of the property management systems used by hotel properties. We have no relationship with Nomadix.

The network operations center equipment will be physically located at either the hotel premises or at an off-site location. Initially, we plan to incorporate the network operations center equipment as part of our initial hotel network installation in order to minimize our up-front expenses. As the number of installations we complete increases, we will move the network operations center to premises at a centrally controlled and operated facility hosted at an off-site hosting services provider. In either case, our staff will be able to monitor and service the network operations remotely by connecting through the Internet to the equipment comprising the network operations center wherever it is hosted.

We have designed our Internet access network solutions to include the following features, which we believe are necessary to provide efficient and reliable Internet access service:

1.
Our Internet access networks will be designed to be scalable in order that each network is expandable in order to service new business demands. The networks will be "scalable" in that they will be expandable by adding additional network access points and network switches while using the same supporting network server and software solutions. By designing the networks to be scalable, the network can be expanded.

2.
We will provide user and network security by providing dedicated firewall hardware and software. In the instance of Internet-based billing transactions, we plan to rely upon industry standard 128 bit encryption technology.

3.
We will use commercially available software for our software development tools and office software tools in order to minimize the amount of customized programming, that we will be required to complete to implement our Internet access solutions. Such programming would typically be related to the functioning of applications programming interfaces which support OEM hardware and software interoperability.

We will provide hotel properties with a variety of different means to enable hotel guests to pay for their Internet usage. Hotel guests may pre-pay for Internet usage by a charge to their room or their credit card in advance or may charge their usage to their credit-card on a real-time, pay-as-you-go basis. Prepaid sales may also be completed through the sale of pre-paid access cards by the hotel to their guests. These pre-paid cards would be sold by us to the hotel and would entitle the hotel guest to a specified period of access which would typically be one day. The exact method for each Internet access network will be the subject of negotiation between us and the hotel property owner. After a guest has arranged for payment of their Internet usage, a user identification number and a password will be issued to the guest. Thereafter, each guest will be subject to full user identification and password protection and fully encrypted security. The privacy of each user will be respected and nothing related to a specific user will be made available to any third parties without express authorization.

We anticipate that the fee for Internet access through the Internet access networks that we install will be approximately $9.50 for each 24 hour period. The fee will be the subject of negotiation between Nex Connectivity Solutions and the hotel property owner. There is no assurance that we will be able to achieve these fees, or that the fee for Internet access will not drop in the future.

We will strive to provide a high quality user experience and ongoing user support. We plan to employ a prioritized response system that will be available to our customers 24 hours a day, 7 days a week. Our objective will be to develop user support and technical operations systems and procedures that will function through an escalating, user-initiated response system. Under this response system, initial inquiries received from users will be directed to the hotel's front-desk. If the front-desk is unable to resolve the user's inquiry, then the user will be directed to our manned user support system that will address the user's inquiry. We refer to this response system as an escalating, user-initiated response system as user problems or issues will be quickly referred through front-line support personnel and onto more senior technical support staff. We anticipate that the level of user support and technical operations systems support that we are able to provide will increase as the number of Internet access networks that we have installed increases.

OUR INITIAL BUSINESS OPERATIONS

Our initial business operations will include the targeting and completion of our initial installations of Internet access networks on a project-by-project basis.

We attempted to secure our first contract for the installation of an Internet access network in June 2003. We entered negotiated an installation contract with a hotel property in Vancouver, British Columbia. However, the hotel property did not give final approval to the contract and we were unsuccessful in our attempt to enter into this contract. We have continued with our efforts to secure Internet access network installation contracts since this first unsuccessful attempt.

In February 2004, Nex Connectivity Solutions entered into a contract to provide high-speed Internet access to the Empire Landmark Hotel located in Vancouver, British Columbia. This is Nex Connectivity Solutions' first Internet access network installation contract. We are attempting to secure additional contracts for Nex Connectivity Solutions for additional installations at hotels within the Vancouver area. Our business strategy is to use the success of our initial installations in order to establish ourselves in the market place and to use the revenues from our initial installations in order to expand our business and complete additional installations.

We plan to design, purchase, install and commission each Internet access network that Nex Connectivity Solutions will then own. For each project, Nex Connectivity Solutions will provide initial training for hotel property staff and ongoing servicing and technical support. Depending upon the hotel property, we expect that sales revenues will be earned by Nex Connectivity Solutions based upon a fixed percentage split of user charges, a fixed monthly amount, or a combination of both. The revenue sharing structure for each hotel property will be the subject of negotiations between us and the hotel property owner and will vary from project to project. The revenue sharing structure will be formalized in a long-term agreement entered into between Nex Connectivity Solutions and the hotel property owner.

We will keep Nex Connectivity Solutions' staffing requirements at a minimum while we target and complete our initial Internet access networks. 5G Wireless has provided two key staff members to enable Nex Connectivity Solutions to complete initial projects. These individuals are Mr. Dennis Tan, chief technology manager, and Mr. Sacault, user support manager. Each of Mr. Tan and Mr. Sacault have been provided by 5G, our joint venture partner, at the expense of Nex Connectivity Solutions. We believe that Mr. Dennis Tan and Mr. Sacault will be able to complete the management and supervision of Nex Connectivity Solutions' initial Internet access network installations without the requirement to hire additional staff or contract personnel. Mr. Dennis Tan and Mr. Sacault will supervise the sub-trades that Nex Connectivity Solutions will be required to hire in order to complete each installation.

Empire Landmark Hotel Agreement and Installation

Under the terms of the initial contract for the Empire Landmark Hotel, Nex Connectivity Solutions agreed to purchase and install at its cost the network and Internet access hardware and software necessary to provide high speed Internet access to guest rooms and to other selected areas in the hotel, including the lobby and meeting/convention rooms. As the installation of this Internet access network is completed, Nex Connectivity Solutions earns revenues through a revenue sharing agreement with the hotel whereby revenues generated by usage of the Internet access system are shared between Nex Connectivity Solutions and the hotel property. Nex Connectivity Solutions is entitled to 85% of all revenues, being all payments received for use of the system, less any refunds, and the hotel owner is entitled to 15% of all revenues. This revenue sharing agreement has been structured in a manner to make it attractive to the hotel owner who was not required to make any upfront capital outlay to provide high-speed Internet access services to its guests, or any ongoing technical operations and servicing costs, thus minimizing its financial and operations risks in providing a desirable but very specialized service for their guests. The fee charged to guests of the Empire Landmark Hotel for Internet access through the Internet access networks that Nex Connectivity Solutions has installed is approximately $9.50 for each 24 hour period.

We anticipated it would take Nex Connectivity Solutions approximately two months to complete the installation of the Internet access network for the Empire Landmark Hotel property and to complete commissioning and testing.

Nex Connectivity Solutions completed the installation of the Internet access network for the Empire Landmark Hotel property in March 2004. Although the contract required that Nex Connectivity Solutions complete and fully commission this installation by March 31, 2004, this dead-line was extended by agreement between Nex Connectivity Solutions and the hotel. Completion of commissioning of the network installation was delayed due to supplier manufacturing problems affecting delivery of the pre-paid cards necessary to implement usage of the Internet access network. Nex Connectivity Solutions conducted commissioning and testing of the installation during April and mid-May 2004 prior to full implementation. The Internet access network achieved full operation in mid-May 2004, with partial operation being achieved for meeting and conference rooms in the hotel in early May 2004.

Nex Connectivity Solutions is also obligated to provide periodic training of hotel staff in order to support and facilitate operation of the Internet access network. The initial term of the contract will be for a five year term from the date of full implementation. In the event that we terminate the Internet services agreement before March, 2007, the hotel will be entitled to keep all of the equipment and associated assets installed in the premises at no additional cost.

The agreement with the Empire Landmark Hotel required that approximately 66 of the 357 rooms in the hotel will be provided with access to the Internet access network. These rooms are located over seven floors of the hotel. In addition, access to the Internet access network is required to be provided to hotel meeting rooms, conference rooms and the hotel lobby area. The rooms that have been provided with access to the Internet access network are those that the hotel targets for the business traveler. Occupancy rates at the Empire Landmark Hotel vary throughout the year between 45% and 75%, largely due to fluctuations in the tourist season in Vancouver, however occupancy rates for business travelers are subject to less fluctuations.

Revenues for the purposes of the contract mean all payments received by either the hotel property owner or Nex Connectivity Solutions for the use of the installed network. The amount of revenues achieved will be dependent upon the usage of the network by hotel guests. User access and billing for Internet usage will be administered through a prepaid access card system using cards that Nex Connectivity Solutions will provide and the hotel will sell to its guests. Factors that will affect usage include the percentage of business travelers at the hotel and the acceptance of the prepaid access card system by hotel guests.

Nex Connectivity Solutions has installed an Internet access network at the Empire Landmark Hotel that uses industry-standard equipment and employs the 802.11b protocol. The Nex Connectivity Solutions installed Internet access network uses Lucent Technologies and CISCO wireless access points, which connect to the Nex Connectivity Solutions installed Internet access network and handle the wireless communication to users' wireless laptop equipment. These wireless access points are strategically located throughout the hotel to provide the required coverage over seven floors of guest rooms, and in the meeting and conference facilities and lobby areas.

The guests that the Empire Landmark Hotel and Nex Connectivity Solutions expect to serve with the Nex Connectivity Solutions installed Internet access network are those who arrive at the hotel with their own properly-configured, 802.11 wireless-enabled laptop computers. This means that any user's wireless card or device that complies with the 802.11 standard will be compatible with our network. A user's computer must also have a standard web browser (such as Microsoft's Internet Explorer or Netscape's Navigator which they would be using anyway to access the Internet) to logon to the installed Internet access network.

Guests who wish to access the Internet access network must purchase a pre-paid Internet access card from the hotel's front desk. The pre-paid access card includes a password that is covered by a removable, protective coating that can be scratched off by the guest. Guests of the hotel with an 802.11 wireless enabled laptop can connect to the Nex Connectivity Solutions installed Internet access network through a logon process that requires them to input their ID and password. The installed Internet access network will authenticate their ID and password as part of the logon process.

The logon procedure is very simple and, at its most basic, involves the user:

  Ensuring they have selected their wireless device under "Network Connections".

  Starting (launching) their web browser

  Their web browser will automatically be directed to a Nex Connectivity Solutions logon screen where they can enter their ID and password (from the back of their pre-paid card).
  The installed Internet access network will then automatically connect the user's computer to the Internet. This Internet connection will remain active until the user turns their computer off or moves out of wireless range (which, in a guest room, should not happen).

For users with an 802.11 wireless enabled laptop, they can connect to the Nex Connectivity Solutions installed Internet access network through a logon process that requires them to input their ID and password (located on the back of a valid Prepaid Card they will have purchased from the hotel front desk – the password is covered by a removable, protective coating). The Nex Connectivity Solutions installed Internet access network will authenticate their ID and password as part of the logon process.

For guests and others who do not have computers and who need Internet access, Nex Connectivity Solutions has installed an Internet kiosk in the Hotel lobby by partnering with a third-party. The Internet kiosk has been installed pursuant to an Internet kiosk service agreement between Nex Connectivity Solutions and Paykiosks Internet Terminals Inc. ("Paykiosks") dated April 12, 2004. Under the terms of this agreement, PayKiosks agreed to install, operate and maintain the Internet kiosk at its expense at a location to be provided by Nex Connectivity in the hotel lobby area. Ownership of the Internet kiosk remains with Paykiosks. Nex Connectivity agreed to provide the location for the Internet kiosk in the hotel lobby area and the Internet connection for the Internet kiosk. Under the terms of the agreement, charges for Internet kiosk usage are based on a pay-per-use basis, which is handled directly by Paykioks. As consideration for Nex Connectivity Solutions providing the hotel lobby location for the Internet kiosk, PayKiosks has agreed to pay to Nex Connectivity Solutions a commission computed as 20% of the monthly gross revenues earned by the Internet kiosk. Accordingly, Nex Connectivity Solutions receives 20% of the revenues from the Internet kiosk operation. PayKiosks has also agreed to pay to Nex Connectivity Solutions a monthly amount for providing high-speed Internet access for the Internet kiosk which has been agreed to be $40 CDN (equal to approximately $30 US) per month. The initial pricing for usage of the Internet kiosk has been agreed to be $2.00 CDN (equal to approximately $1.50 US) per ten minutes of usage. This agreement with PayKiosks is terminable by either PayKiosks or Nex Connectivity Solutions upon either party giving ninety days written notice to the other. PayKiosks will be entitled to remove the Internet kiosk immediately upon expiry of the ninety notice period.

Nex Connectivity Solutions entered into an addendum to its agreement with PayKiosks whereby PayKiosks has agreed to provide and operate a second Internet kiosk that would feature additional functionality. This second kiosk is referred to as a "business kiosk" as it will enable users to use Microsoft office or equivalent business software, burn files to a CD and print to a laser printer in addition to accessing the Internet and checking e-mail. This agreement is set forth in an addendum dated September 15, 2004 to the original Internet kiosk service agreement between Nex Connectivity Solutions and PayKiosks. Under this addendum, PayKiosks will provide the business kiosk on the same terms as the original Internet kiosk service agreement. The business kiosk is to be installed and be operational by September 30, 2004. The initial pricing for usage of the business kiosk will be $7.95 CDN (equal to approximately $6.00 US) per one-half (1/2) hour of use, subject to change in the future to meet evolving market conditions. No Internet access fee is payable by PayKiosks to Nex Connectivity Solutions, provided that the original Internet kiosk operated by PayKiosks remains situated in the hotel lobby. Nex Connectivity will receive 20% of the revenues from the business kiosk operation. Ownership of the business kiosk remains with PayKiosks. The agreement regarding the business kiosk is subject to the same agreement regarding termination as the original Internet service kiosk agreement.

Nex Connectivity Solutions entered into an agreement with the hotel whereby the hotel has agreed that no portion of the revenues from the Internet kiosk are payable to the hotel. This agreement was included in an addendum to the agreement between Nex Connectivity Solutions and the hotel. The date of this addendum was March 31, 2004. Nex Connectivity Solutions entered into a further addendum dated September 15, 2004 with the hotel whereby the hotel agreed to provide a location in the hotel lobby and a power source for the business kiosk. The hotel also agreed that no portion of Nex Connectivity Solutions' revenues from the business kiosk are payable to the hotel.

Guests that do not have a 802.11 wireless-enabled laptop will be encouraged to: (1) use the lobby-installed Internet kiosk, or; (2) where they have a laptop and need Internet access, they will be directed to deal directly with a local computer retailer, such as London Drugs or the Future Shop/Best Buy. Retail prices for laptop "wireless cards" are in the order of $50. These retailers have the proper resources to support "first-time" retail customers who are investigating wireless. As with installing any new computer hardware and software, there are configuration and training issues in the set-up of a "wireless card" that could prove to be very time-consuming for both the Hotel and our Nex Connectivity Solutions technical staff to support.

The following rates are currently charged to users accessing the Internet access network installed at the Empire Landmark Hotel:

Service	Fee Charged

Guest Room Access	$13.00 CDN per day
(equal to approximately $9.50 US per day)

Meeting Room Access	$200 CDN per day
(equal to approximately $150.00 US per day)

Internet Kiosk Access	$2.00 CDN per each ten (10) minutes
(equal to approximately $1.50 US per day)

In-service revenues from the Internet access network installed in the Empire Landmark commenced as follows:

Service	Date of Commencement of Operations
Guest Room Access	May 21, 2004.

Meeting Room Access	May 1, 2004.

Internet Kiosk Access	April 29, 2004.

In-service revenues from the Internet access network installed in the Empire Landmark from the date of commencement of operations to July 31, 2004 are as follows:

Service	Revenues from Date of Commencement
of Operations to July 31, 2004

Guest Room Access	$597

Meeting Room Access	$1,161

Internet Kiosk Access	$272

Total Revenues to July 31, 2004	$2,030

OUR PLANNED BUSINESS OPERATIONS

We plan to expand our business operations once we complete our initial installations of Internet access networks. The timing and the extent to which we are able to expand our operations will depend upon the success of our initial installations and the amount of revenues that we are able to generate. Our strategy is to keep our up-front costs as low as possible, while expanding operations when we are able to achieve efficiencies of scale from expanded operations.

Components of our planned business operations include the following:

1.
We plan to lease premises in order to provide us with the facilities that we require in order to implement our business plan. These leased facilities are planned to include the housing of our corporate, administrative, marketing, sales, user support and technical operations. We anticipate that we will initial require approximately 300 square feet of office premises. We anticipate that we will be able to lease packaged office premises in the Vancouver area for approximately $500 per month. The timing of our obtaining leased premises will be dependent upon the rate that we are able to install additional Internet access networks. In order to minimize our operating expenses, we plan to defer obtaining leased premises until such time as we have expanded our business operations by installing additional number Internet access networks such that we require the leased premises. We anticipate that we will proceed with obtaining leased premises after the completion our second network installation.

2.
We plan to lease space and Internet related services from an equipment-hosting operator. We anticipate that we will require these services in order to house our network operations equipment. The services to be provided by the equipment-hosting operator would include access to dedicated authentication and network access servers, several varieties of web servers, dedicated e-mail services and specialized managed application servers. We anticipate based on our market research that we will be able to secure these hosting services in the Vancouver area for approximately $500 per month. We will outsource these hosting activities to a third-party professional computer equipment hosting organization in order to minimize our investment in expensive equipment and facilities, including high- speed telecommunication lines, controlled-environment computer room and online and physical security. The timing of our entering into an agreement with an equipment-hosting operating will be dependent upon the rate that we are able to install additional Internet access networks. In order to minimize our operating expenses, we plan to defer entering into an agreement with an equipment- hosting operating until such time as we have expanded our business operations by installing additional number Internet access networks such that we require equipment-hosting services. We anticipate that we will proceed with the set up of a network operations center after the completion our third or fourth network installation.

3.
We plan to expand the functionality of the management information systems that will be employed in our network operations centers in order to increase the sophistication of the billing options that we are able to offer to hotel properties. We plan to complete this expansion over the next twelve months as the number of Internet access networks that we have installed increases, provided we have sufficient financing to undertake this expansion.

Further information regarding the cost and the means of financing the costs associated with these elements of our planned business operations is provided in the section of this prospectus called "Plan of Operations".

The steps involved in establishing an Internet access network system are summarized as follows:

1.                Planning and ongoing project management

The initial phase of development is to define the scope of the project and to plan for the management all of the logistics of the design, supplier sourcing, installation and commissioning processes in order that the installation can be implemented.

2.                Network Design

The second phase is to complete the design of the Internet access network. The design process takes into consideration the physical areas to be serviced, building structure and service equipment locations, access issues, current performance characteristics and physical requirements of OEM network components including hardware, software, cabling, switches, wireless access points, modems, routers, antenna boosters, etc. Site visits are typically necessary during the design stage to test wireless reception and/or other equipment performance throughout the intended network service area.

3.                Supplier Sourcing

Once the design phase is complete, then the individual components of the network installation are sourced to suppliers who can deliver the components necessary to implement the network design. Considerations involved in supplier sourcing include the required design and supplier lead times. This phase includes identification of the external, leased-line broadband Internet connection supplier.

4.                Installation

The installation phase involves the physical installation of all the on-site components comprising the network and connection of the network to the external, leased-line broadband Internet connection. The hotel is to provide at its own cost the relevant power supply outlets and the external, leased-line broadband Internet connection. Installation requires physical access to the entire Internet access network service area (guest rooms, meeting rooms, lobby areas, service areas, etc.). Accordingly, there is significant coordination of effort required between the Hotel and the Company during this stage and the ensuing commissioning activities.

5.                Commissioning

Once installation is complete and prior to commencement of operations, the network must be commissioned which includes the following procedures:

  Hardware is adjusted so that the actual Internet access coverage areas match what was agreed

  Software for user logon and authentication, and management of concurrent user access, is installed and made operational

  Staff training is completed covering network capabilities, user payment processing, and dealing with enquiries

Nex Connectivity Solutions personnel, including Mr. Tan and Mr. Sacault, can handle all the co-ordination of all of the activities required to install a network. In order to optimize scheduling on an installation, certain of the work involved will be contracted to third parties under the supervision of Nex Connectivity Solutions personnel where necessary and appropriate. An example of work to be contracted to third parties would include "pulling" cable from the ground floor to upper floors in a hotel property installation.

The principal factors affecting the overall timing of an installation include the availability of hotel service staff, supplier lead times, and physical access to the intended network service area, including the guestrooms and meeting facilities, at both the design and installation stages. While hotel occupancy can be seasonal, any guest usage of the intended network service area (e.g. guestrooms and meeting facilities) can greatly influence the scheduling required. In the instance of the Empire Landmark Hotel installation, the agreement was executed as of February 1, 2004. Commissioning was completed and the system became fully functional in mid- to late- May 2004, providing an elapsed time of approximately three and one-half months. We consider that a period of three to four months will be a representative time frame for the installation of an Internet access network at a hotel property from the time of execution of an installation agreement to the date that operation commences.

OUR MARKETING STRATEGY

The initial principal component of our marketing strategy will be to use the completion of our initial hotel property network installation as a basis to secure additional Internet access network installation and operation contracts. We believe that hotel property owners will have a reluctance to enter into network installation and operation contracts with start-up companies that have not completed any network installations. Accordingly, we plan to use our initial hotel network installation to provide us with credibility that we can then leverage to negotiate network installation contracts with other hotel property owners in the Vancouver, British Columbia area.

We initially plan to conduct our marketing efforts using direct sales activities involving our directors and officers who will contact hotel property owners directly to discuss our Internet access network services and capabilities. We believe that we will need to establish direct contact between our directors and officers and hotel property owners as part of the initial marketing of our services and securing our initial network installation contracts. We plan to target hotel properties that are typically situated in the downtown areas of major cities and near airports. The targeted hotel properties will be typically financially stable, well established, and have high room utilization rates. Our objective will be able to secure installation contracts with hotel properties that will provide significant ongoing Internet usage by hotel guests and generate revenues from hotel guests utilizing our Internet access networks.

Our marketing efforts to date have been comprised of (i) negotiation of a hotel installation in June 2003 that did not proceed; (ii) negotiation of the Empire Landmark Hotel agreement; and (iii) preliminary discussions with the owners of five hotel properties with whom we plan to pursue further discussions. These preliminary discussions have been carried our by Mr. Joseph Bowes, our president, with assistance from Dennis Tan on technical issues. These initial discussions were directed at the Internet access requirements of the hotel properties and our capabilities to install Internet access networks. We have submitted five proposals to date, of which one was the Empire Landmark Hotel. In general, we believe that hotel property owners will wait to see the degree of success that we have with our Empire Landmark Hotel installation before committing to further discussions or negotiations. We have not had any negotiations for any agreements or entered into any agreements for any Internet access network installations, other than our agreement with the Empire Landmark Hotel. We undertook a concentrated marketing effort in the spring of 2004 with the objective of contacting hotel property owners who are typically very busy during the summer months. We attempted to contact hotel property owners prior to the summer months as our experience is that hotel property owners have little time to focus on the implementation and installation of an Internet access network solution during the summer tourist season. Our marketing efforts included the following: (i) follow-on contacts with hotel property owners that we had previously identified as prospective customers; (ii) updating our web-site; (iii) professional re-working of our logo and graphics design elements for the Canadian hotel market with the objective of developing a corporate identity; and (iv) ongoing market research and planning activities targeting hotel properties and other attractive public use location operators in the metropolitan Vancouver marketplace. Our marketing efforts in the spring of 2004 were not successful in enabling us to secure any additional agreements for the installation of additional Internet access networks. We plan to continue these market efforts throughout the next twelve months.

Our initial marketing efforts are targeted at our planned hotel niche and focus primarily on serving the Internet access needs of business travelers. Initial marketing efforts have been to target attractive hotel properties in the Vancouver, British Columbia area. If we are able to establish our business in the Vancouver British Columbia area, of which there is no guarantee, we plan on pursuing further sales growth in other targeted market niches in the Vancouver area and then elsewhere geographically, starting in southwestern British Columbia and then moving onto other major centers across Canada and in the United States. There is no assurance that we will be able to expand our business beyond the hotel property niche.

We believe that the performance of our specialized Internet access networks will be a key to our marketing efforts. Accordingly, we plan to invest significant funds in network software and hardware and we plan to keep current with the latest technology developments in the Internet access field. We plan to generate a strong demand for our Internet access networks by developing, expanding and optimizing our specialized Internet access network product and service offerings in order to better serve the needs of the business traveler. In this regard, we plan to:

(a)	Continually monitor, upgrade and modify our specialized Internet access networks in order to make each customer site visit experience as efficient, productive and enjoyable as possible.

(b)	Invest effectively in hardware, software and leased high-speed telecommunication lines in order to match available capacity to actual Internet usage patterns.

(c)	Deploy new and sophisticated software management and monitoring tools and technologies.

(d)	Contact our customers and hotel guests on a regular basis in order to obtain feedback regarding our Internet access services and to provide guidance our business strategies.

TECHNOLOGY SOLUTIONS DEVELOPMENT

We do not plan to develop the individual components that will be incorporated into our technology solutions. Rather, we intend to use existing commercially available technology solutions in order to design, install and operate Internet access networks. Our business success will depend in part upon our ability to incorporate the latest technology developments into our Internet access networks in order to minimize installation costs and to provide the greatest range of services to our customers. Accordingly, we will require that our technical staff be responsible for tracking industry developments affecting software, hardware and telecommunications that could impact on our ability to develop improvements to our Internet access networks. Our objective will be to ensure that we are continuously improving our Internet access services in order to meet changing user needs and to ensure the ongoing growth and satisfaction of our user base.

OUR INTELLECTUAL PROPERTY

The Internet access solutions that we will provide to our customers will primarily be comprised of commercially available hardware and software solutions. We anticipate that we will not be required to develop any of the individual hardware and software components that we will incorporate into our technology solutions. We will take measures to ensure that our know-how and trade secrets are protected through the execution of confidentiality agreements with third parties and through the execution of confidentiality and non-circumvention agreements with employees and consultants that we retain to carry out our business strategy. However, we anticipate that we will not rely on patent and copyright law for protection of any of our trade secrets or know-how. Accordingly, there is no assurance that competitors will not independently develop similar know-how or otherwise obtain to our know-how, trade secrets, concepts, ideas and documentation. Furthermore, there is no assurance that confidentiality and non-competition agreements with our employees and consultants will adequately protect our trade secrets and know-how.

We will rely on commercially available software programs in order to implement and operate our Internet access networks. These third party software products will be critical to our business. Accordingly, we plan to retain and renew such software licenses and authorizations as are necessary for us to establish and continue our operations. As a licensee, we will have no assurances as to the future availability of any of the software that we require or the price at which the software owners charge us for the licenses that we require. Increases in software licensing fees may increase our cost of doing business. In addition, the inability or unwillingness of a software owner to license software that we require to us would force us to seek alternate software vendors and may result in increased costs and decreased functionality.

COMPETITION

We will face competition from companies that provide the following Internet access services to hotel properties:

1.
We will face competition from established telecommunications providers that are able to provide DSL and cable Internet services to hotel properties. While these services are more expensive than the Internet access network services that we plan to offer, they offer proven technology solutions that hotel owners may be more familiar with. Hotel property owners may decide to proceed with these services rather than using our services notwithstanding the increased cost. Competitors in this market in the Vancouver region include the following companies:

	a.	Telus Corporation – a major established national Canadian telecom firm providing DSL services, and;

	b.	Shaw Cable – a major regional Canadian cable operator providing cable Internet services.

2.
We will face competition from other Internet access network providers. As discussed, our technology solutions do not contain any proprietary components. Accordingly, other companies can and will design technology solutions that may enable them to provide Internet access solutions to hotel properties at costs that are less than conventional DSL and cable Internet services.

3.
We will face competition from "hot spot" operators who target hotel properties. While we believe that present "hot spot" technologies alone are not suitable for providing Internet access to individual guest rooms in a large hotel property, they may be appropriate for large common areas such as lobbies and meeting/conference rooms. The decision of hotel property owners to permit "hot spot" operators to provide services at their hotels may result in less demand for our Internet access networks. Competitors in this market in the Vancouver area include the following companies:

	a.	FatPort, and;

	b.	Boingo Wireless.

As a general rule, we expect that all of our competitors will have greater financial resources than we do due to the start-up nature of our business. Accordingly, competitors may be able to develop Internet access solutions that are technically superior to our Internet access networks and may be able to devote greater financial resources to the marketing of their services. Hotel property owners may also elect to proceed with established competitors rather than to enter into agreements with start-up companies. Due to these factors, there is a significant risk that our business will be materially and adversely impacted by competition.

GOVERNMENT REGULATION

We anticipate that our Internet access network business will not be subject to any direct regulation by any government agencies including, in Canada, the Canada Radio, Telephone and Telecommunications Commission (the "CRTC") and, in the United States, the Federal Communications Commission (the "FCC"). However, we will be required to comply with general government regulations that are applicable to all businesses. We caution that in both Canada and the United States, there are ongoing discussions about the regulation of Internet operations and related economic activities. Topical issues include the following:

1.	Whether Internet access providers should continue to be classified as regulated "Information Service Providers"), rather than, in the United States, as "Regulated Telecommunications Providers";

2.
Whether Internet access providers should be required to contribute to a "Universal Service Fund", which, in the United States, subsidizes phone services for rural and low-income consumers and supports Internet access for schools and libraries;

3.	What regulations, if any, should apply to the evolving use of the Internet for data and telecommunications transmissions.

In addition, the current regulatory situation in Canada and the United States is subject to change, which change could include increased regulation by the CRTC or the FCC. Increased regulation may result in increased costs to us in carrying out our business operations. Increases in costs could have the ultimate effect of reducing the usage of our Internet access networks by our customers or may decrease our expected gross margins and profits.

EMPLOYEES

We currently have one part-time employee, two part-time consultants and no full-time employees. Our part-time employee is Mr. Joseph Bowes, our sole executive officer. Our part-time consultants include Mr. Dennis Tan, our chief technical manager, and Mr. Cyril Sacault, our user support manager. Each of Mr. Dennis Tan and Mr. Sacault provide their services to us on a contract basis through Nexgen Consulting Inc..

SUBSIDIARIES

Our 51% interest in Nex Connectivity Solutions is owned by Gilder Tech Ventures Inc. ("Gilder Tech Ventures"), a Canadian federal corporation, that is our wholly owned subsidiary. We own all of the outstanding shares of Gilder Tech Ventures. We incorporated Gilder Tech Ventures for the purpose of owning our Canadian business interest in Nex Connectivity Solutions for tax and corporate purposes. Gilder Tech Ventures has no business operations, other than its ownership of our 51% interest in Nex Connectivity Solutions.

OUR PRIOR BUSINESS

We were previously engaged in the business of mineral exploration. We entered into an option agreement with Rozemary Webb (the "Optionor") on June 26, 2002, whereby we acquired the option to acquire a 100% undivided interest in certain mining leases that had previously been mined on a small scale which are located in the Discovery Lake area of the Northwest Territories of Canada (the "Mon Property"). Under the terms of the option agreement, we paid to Ms. Webb a total of $10,000 CDN. Under the terms of the option agreement, we were entitled to earn a 100% interest in the Mon Property by completing the following:

1.	Paying to the Optionor $100,000 CDN as follows:

	(A)	$10,000 upon execution of the option agreement;

	(B)	$10,000 on or before December 31, 2003;

	(C)	$25,000 on or before December 31, 2004;

	(D)	$25,000 on or before December 31, 2005;

	(E)	$30,000 on or before December 31, 2006; and

	(E)	$30,000 on or before December 31, 2006; and

2.	Incurring exploration expenditures of $700,000 CDN on the Mon Property as follows:

	(A)	$15,000 on or before December 31, 2003;

	(B)	an additional $35,000 on or before December 31, 2004;

	(C)	an additional $150,000 on or before December 31, 2005;

	(D)	an additional $500,000 on or before December 31, 2006; and

3.	Executing a net smelter royalty agreement in favor of the Optionor.

We undertook an initial exploration program in 2002 which consisted of the following activities:

1.	Review of existing geological reports on the Mon Property and research into related geology for the region conducted by a professional consulting geologist.

2.	Site visit conducted by a professional consulting geologist to:

	a.	Investigate the validity of the concept of an additional mineralized zone on the property.
	b.	Locate, re-log and sample existing, on-site previously unsampled drill core that should intersect the proposed mineralized zone.
	c.	Trace and evaluate the possible north-northwest extension of a previously identified gold bearing structural zone.
	d.	Undertake a cursory evaluation of the existing tailings facility on the Mon Property and other possible environmental liabilities from prior mining operations.

3.	Review and analysis of sample test results conducted by a professional consulting geologist.

We received a geological report on our exploration program. The geological report was prepared by Mr. Rex Pegg, of Pegg Geological Consultants Ltd., a professional consulting geologist, and concluded that the Mon Property did not warrant further exploration based on the results of the work undertaken.

Accordingly, we determined to abandon our Mon Property option in August 2002. The option agreement was terminated by us on August 21, 2002 in accordance with the terms of the option agreement. Once we made this determination, we commenced the process of targeting other mineral properties for exploration and development work. Our investigations in this regard proved unsuccessful and in early 2003 we abandoned the mineral exploration and development business altogether in favor of pursuing other business opportunities.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

REPORTS TO SECURITY HOLDERS

At this time, we are not required to provide annual reports to security holders. We plan to file a registration statement with the Securities and Exchange Commission to become a reporting company under the Securities Exchange Act of 1934 concurrent with the effectiveness of this registration statement. We currently have no plans to provide security holders with annual reports or audited financial statements until such time as we become a reporting company under the Securities Exchange Act of 1934. Thereafter, we will file annual reports with the Securities and Exchange Commission which will include audited financial statements. We anticipate that we will deliver our annual reports with our audited financial statements to our security holders in connection with our annual general meetings. When we are a reporting company under the Securities Exchange Act of

1934, shareholders and the general public may view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, and all other reports required under the Securities Exchange Act of 1934, by visiting the SEC site (http://www.sec.gov) and performing a search of Gilder Enterprises, Inc.'s electronic filings.

PLAN OF OPERATIONS

Our plan of operations for the next twelve months is to complete the following objectives within the time period specified, subject to our obtaining the requisite financing where applicable:

1.
We plan to attempt to secure additional installation contracts with additional hotel property owners for the installations of our Internet access networks. Our objective is to complete two to three additional new Internet access network installations during the next twelve months. We anticipate that we will incur installation and commissioning costs in the range of $44,000 to $64,000 for these additional network installations and for additional network operations center equipment during this period. Our marketing efforts to date have been comprised of (i) negotiation of a hotel installation in June 2003 that did not proceed; (ii) negotiation of the Empire Landmark Hotel agreement; and (iii) preliminary discussions with the owners of five hotel properties with whom we plan to pursue further discussions. Our initial discussions were directed at the Internet access requirements of the hotel properties and our capabilities to install Internet access networks. We have submitted five proposals to date, of which one was the Empire Landmark Hotel. In general, we believe that hotel property owners will wait to see the degree of success that we have with our Empire Landmark Hotel installation before committing to further discussions or negotiations. We have not had any negotiations for any agreements or entered into any agreements for any Internet access network installations, other than our agreement with the Empire Landmark Hotel.

2.
We plan to locate a network operations center at the facilities of a computer equipment hosting service provider. We plan to defer entering into an agreement with an equipment-hosting operating until such time as we have expanded our business operations by installing an additional number Internet access networks such that we require equipment-hosting services. We anticipate that we will proceed with the set up of a network operations center after the completion our third or fourth network installation. We anticipate we will spend approximately $6,000 over the next twelve months for computer hosting services to be provided by a third party hosting provider for our network operations center.

3.
We anticipate that we will proceed with the lease of approximately 300 square feet of packaged office premises after the completion of our second network installation. We anticipate we will spend approximately $6,000 over the next twelve months in respect of the set up and operation of these leased offices. We plan to defer obtaining leased premises until such time as we have expanded our business operations by installing an additional number Internet access networks such that we require the leased premises.

4.
We anticipate spending approximately $60,000 on ongoing operating and administrative expenses. This amount includes an estimated $6,000 for purchase of office equipment. In our first twelve months of operations, we anticipate that our monthly operating costs will grow to an average of approximately $5,000 per month. These ongoing expenses will include our administrative and technical operations and user support activities. These ongoing expenses will include costs attributable to expanding the functionality of the management information systems that will be employed in our network operations centers in order to increase the sophistication of the billing options that we are able to offer to hotel properties, as outlined above under the section of this prospectus entitled "Description of Business – Planned Business Operations".

5.
We also anticipate spending approximately $25,000 on legal and accounting professional fees that we will incur in filing a registration statement with the Securities and Exchange Commission under the Securities Act of 1933. We anticipate filing a registration statement under the Securities Exchange Act of 1934. Accordingly, we will incur ongoing reporting obligations under the Securities Exchange Act of 1934 once our registration statement is effective.

We anticipate we will be spending approximately $141,000 to $161,000 over the next twelve months in pursuing our plan of operations, subject to our achieving the necessary financing. Of these anticipated expenditures, we anticipate $70,000 will be spent on our plan of operations in the next six months, provided that we achieve the necessary financing. Our cash position was $27,394 as of May 31, 2004 and we had working capital of $5,978 as of May 31, 2004. We had cash of $17,510 as of August 31, 2004 . Accordingly, we will require additional funding equal to approximately $140,000 over the next twelve-month period in order to enable us to pursue our plan of operations.

If we do not achieve the necessary additional financing, or if the additional financing that we achieve is less than required, then we will scale back our operations according to the funds available to us. Specifically, we will not install any additional Internet access networks, establish a network operations center, lease any premises or purchase any office equipment. If we do not achieve any additional financing, we anticipate that we will be able maintain current operations for approximately six months based on current cash and working capital and revenues from our initial Internet access network installation, as discussed below under "Financial Condition and Liquidity". Notwithstanding that we believe we are able to continue our operations for the next six months without additional financing, additional financing will be required in order to enable us to complete any additional Internet access network installations and expand our revenue base.

We anticipate that our financing requirements will increase if: (a) the costs of implementing our business plan are greater than anticipated; or (b) we are unsuccessful in earning sufficient revenues after commencement of the operations of our initial Internet access network in order to fund our current operations. We anticipate that if we pursue any additional financing, the financing would be an equity financing achieved through the sale of our common stock. We do not have any arrangement in place for any debt or equity financing. If we are successful in completing an equity financing, existing shareholders will experience dilution of their interest in our company. In the event we are not successful in obtaining such financing when necessary, we may not be able to proceed with our business plan.

We cannot be certain that the revenues that we achieve from our initial business operations will meet our expectations. Further, we cannot be certain that our expenditures will not be significantly higher than we have anticipated. Accordingly, there is no assurance that we will be able to meet our revenue objectives or that we will have access to adequate capital resources on a timely basis, or at all, that will enable us to carry out our plan of operations. If revenues are less than anticipated or if expenses are greater than anticipated, then we will have to adjust our plan of operations to reduce our expenditures. In this case, then we would delay the hosting of our network operations center by a third party hosting service and our leasing of office space and would concentrate all of our resources on securing and completing installation contracts.

BASIS OF PRESENTATION OF FINANCIAL INFORMATION

Our consolidated financial statements are stated in US dollars and are prepared in accordance with US generally accepted accounting principles. We are currently in the development stage and present our financial statements in accordance with Statement of Financial Accounting Standard ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises".

Included in our consolidated financial statements are the accounts of the Company and our subsidiaries, Gilder Tech Ventures Inc. (incorporated on March 26, 2003, wholly-owned) and Nex Connectivity Solutions Inc. (incorporated on March 25, 2003, 51% owned). 5G Wireless, a Singapore company, owns the remaining 49% of Nex Connectivity Solutions. Our consolidated balance sheet reflects as a minority interest 5G Wireless's 49% interest in the book value of net assets of Nex Connectivity Solutions. The value of the minority interest of 5G Wireless is $Nil as of May 31, 2004 due to the fact that the interest of 5G Wireless in the cumulative net losses of Nex Connectivity Solutions is greater than the contribution of 5G Wireless to Nex Connectivity Solutions. On our statement of operations, we consolidate our accounts and those of our subsidiaries (including Nex Connectivity Solutions). Our consolidated income or losses are reduced by 5G Wireless's 49% minority interest share in the net income or loss of Nex Connectivity Solutions to the extent of its contributed capital.

As the interest of 5G Wireless in the deficit of Nex Connectivity Solutions equaled its share of the capital of Nex Connectivity Solutions as at May 31, 2004, no further share of losses will be charged against 5G Wireless. Subsequent earnings (losses) will be allocated entirely to our interest in Nex Connectivity Solutions until such previously absorbed losses are recovered. Consequently, the minority interest of 5G Wireless in Nex Connectivity Solutions will only be increased by its proportionate share of net income in Nex Connectivity Solutions after its share of the losses that was absorbed by us have been recovered in the future.

RESULTS OF OPERATIONS

We earned revenues of $1,159 during our year ended May 31, 2004, compared to revenues of $nil for the year ended May 31, 2004. All revenues were attributable to the Internet access network installed at the Empire Landmark Hotel in Vancouver, British Columbia. Under the initial Empire Landmark Hotel contract, Nex

Connectivity Solutions is entitled to 85% of all revenues from the Internet access network, being all payments received for use of the system less any refunds, and the hotel owner will be entitled to 15% of all revenues. There is no assurance that initial revenues will be indicative of future revenues from the Internet access network installed at the Empire Landmark Hotel.

Our business plan is to earn revenues from Internet access fees paid by hotel guests for hotels where we have installed Internet access networks. We anticipate that revenues will be shared between ourselves and the hotel property owners based upon negotiated revenue sharing agreements. We also anticipate that we will pay the up-front cost of the installation of any additional Internet access networks, without contribution from the hotel property owner, prior to achieving revenues from any additional Internet access networks.

We incurred operating expenses in the amount of $51,538 for the year ended May 31, 2004, compared to operating expenses of $19,331 for the year ended May 31, 2003. Operating expenses for the year ended May 31, 2004 included expenses incurred in securing our first Internet access network installation contract with the Empire Landmark Hotel and in connection with the preparation of the Form SB-2 registration statement of which this prospectus forms a part.

Expenses incurred in connection with the establishment of the Internet access network at the Empire Landmark Hotel included $1,660 in marketing expenses and $3,254 in operations and technical support expenses. We anticipate that these expenses will increase during the current fiscal year as we are presently operating the Internet access network at the Empire Landmark Hotel.

We incurred $34,316 in professional fees that were incurred primarily in connection with our filing a registration statement with the Securities and Exchange Commission and the preparation of our audited financial statements. We anticipate that we will continue to incur significant ongoing expenses associated with professional fees as we finalize our registration statement and as we become a reporting company under the Securities Exchange Act of 1934.

We incurred $11,573 in office and administrative services expenses during the year ended May 31, 2004, compared to $10,415 during the year ended May 31, 2003. Office and administration services expenses in each year were attributable primarily to management services provided by Angus Management, a private company controlled by Mr. Joseph Bowes, our president and a director. We pay Angus Management a fee of $900 per month plus out-of-pocket expenses for management and administration services provided by Angus Management.

We anticipate that our operating expenses will increase substantially over the next twelve-month period due to the fact that we plan to expand our business operations and we will be completing the filing of a registration statement with the Securities and Exchange Commission during this period.

We believe that our principal operating expenses will be characterized as follows:

(a)	We will incur general and administrative expenses that should consist primarily of corporate and administrative staffing costs, professional fees and rent and related office administration costs.

(b)
We will incur marketing and sales expenses that should consist primarily of sales and marketing employee staffing costs and travel expenses, sales materials, creative media and productions costs and advertising.

(c)
We will incur technical operations and user support expenses. These expenses should consist primarily of staffing costs for our technical operations and user support personnel. These technical operations and user support expenses will be incurred in connection with Internet access network installations and ongoing systems operations and telecommunications costs.

(d)
We will also realize depreciation expenses which should consist of non-cash, periodic charges that apply to the cost of site infrastructure, including server, network and telecommunications equipment and software systems, and also furniture, fixtures and office equipment. These assets will be depreciated over their useful lives.

We incurred a net loss of $50,194 for the year ended May 31, 2004 compared to a $37,773 (including a loss from discontinued operations of $18,355) for the year ended May 31, 2003. Our net losses were attributable primarily to our operating expenses during the year ended May 31, 2004 and entirely to our operating expenses during the year ended May 31, 2003. We anticipate continuing operating losses in the foreseeable future as we carry out our business plan and incur increased operating expenses, as discussed above. The amount and the extent of our operating losses will depend on our success in implementing our business strategy.

FINANCIAL CONDITION AND LIQUIDITY

We had cash of $27,394 as of May 31, 2004 compared to cash of $57,581 as of May 31, 2003. We had working capital of $5,978 as of May 31, 2004 compared to working capital of $48,007 as of May 31, 2003. We had cash of $17,510 as of August 31, 2004 .

As discussed above under Plan of Operations, we anticipate that we will be spending approximately $141,000 to $161,000 over the next twelve-month period pursuing our plan of operations, subject to our achieving additional financing. Of these anticipated expenditures, we anticipate that $70,000 will be spent on our plan of operations in the next six months, subject to our achieving additional financing. While we have commenced operation of our initial Internet access network, our present cash reserves and working capital are not sufficient to enable us to maintain our plan of operations over the next twelve months without additional financing. As stated above under Plan of Operations, we anticipate that we will require additional funding equal to approximately $140,000 over the next twelve-month period in order to enable us to pursue this plan of operations. If we do not achieve this additional financing, or if the additional financing that we achieve is less than required, then we will scale back our operations according to the funds available to us, as discussed above under "Plan of Operations".

If we do not achieve any additional financing, we anticipate that we will be able maintain current operations for approximately six months based on current cash and working capital and revenues from our initial Internet access network installation, as discussed below. However, additional financing will be required in order to enable us to complete any additional Internet access network installations and expand our revenue base.

We anticipate that over the next six months our revenues from the Empire Landmark Hotel Internet access network will equal or exceed our operating expenses associated with the operation of this network installation, including costs payable to Nexgen Consulting for services of Mr. Tan and Mr. Sacault in the approximate amount of $750 per month. We base this projection upon the revenues that we have realized to date from the Empire Landmark Hotel Internet access network and the costs that we have incurred in the operation this network installation to date. We have assumed in making this projection that usage of the Empire Landmark Hotel Internet access network will at least be maintained over the next six month period. We have assumed that costs associated with the operation of the Empire Landmark Hotel Internet access network will not increase over the next six months. We are not aware of any factors that would cause us to believe that our revenues from this network installation will not equal or exceed our operation expenses associated with the operation of this network installation over the next six months. These projections represent our management's good faith assessment of our future performance. We also anticipate that our existing cash reserves will be sufficient to pay for the balance of our anticipated operating expenses over the next six months without our obtaining additional financing. The balance of these anticipated operating expenses total $14,800 and include: (i) costs of the Offering remaining to be paid in the estimated amount of $4,000; (ii) marketing expenses in the estimated amount of $1,800; (iii) office and administration costs in the estimated amount of $6,000; and (iv) professional and legal expenses, in addition to professional and legal expenses associated with the completion of the Offering, in the estimated amount of $4,000 . These anticipated operating expenses compare to our cash position of $17,510 as of August 31, 2004. The professional and legal expenses that we anticipate incurring, in addition to professional and legal expenses associated with the completion of the Offering, include professional and legal expenses that we anticipate incurring in connection with compliance with the reporting obligations that will be imposed on us once this registration statement is effective and we become a reporting issuer under the Securities Exchange Act of 1934. These reporting obligations will include filing annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K and proxy statements with the Securities and Exchange Commission. These projected operating expenses represent our management's best estimate of our operating expenses based on the expenses that we have incurred to date. The estimated office and administration expenses do not include the amount of $900 per month that we are obligated to pay pursuant to our management and administrative services agreement with Angus Consulting as we anticipate we will accrue but not pay these amounts until such time as we are able to achieve sufficient financing that would enable us to pay these amounts without adversely impacting our ability to continue our business operations. Angus Consulting has agreed to this deferral, as discussed below under "Certain Relationships and Related Transactions". Factors which could cause the estimated revenues to be less than anticipated and the estimated expenses to be greater than anticipated are discussed under the section of this prospectus entitled "Risk Factors".

We have advanced $25,500 to Nex Connectivity Solutions as of May 31, 2004 in order to fund its start-up operations and its initial Internet access network installation. We have not advanced any additional funds to Nex Connectivity Solutions since May 31, 2004. 5G Wireless has provided equipment and software with fair value of $10,000 to Nex Connectivity Solutions. There is no assurance that 5G Wireless will advance any additional funds to us. Such amounts are repayable on a non-interest bearing basis at the earlier of a discretionary repayment at the option of Nex Connectivity Solutions or on departure as a Nex Connectivity Solutions shareholder.

As a consequence of the provisions of the shareholders agreement that contemplate reinvestment by Nex Connectivity Solutions of any profits earned, we will not recover any amount of our investment in Nex Connectivity Solutions until May 25, 2005 at the earliest. In addition, we will not be able to require repayment of the shareholders loan that we have advanced to Nex Connectivity Solutions for as long as we remain a shareholder of Nex Connectivity Solutions. As a result, we will be required to finance our operations until that date from existing working capital and from future financings.

We anticipate that if we pursue any additional financing, the financing would be an equity financing achieved through the sale of our common stock. We do not have any arrangement in place for any debt or equity financing. If we are successful in completing an equity financing, existing shareholders will experience dilution of their interest in our company. In the event we are not successful in obtaining such financing when necessary, we may not be able to proceed with our business plan.

OFF-BALANCE SHEET ARRANGEMENTS

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

DISCONTINUED OPERATIONS

We were originally incorporated to pursue mineral exploration and development business opportunities. We acquired an option to acquire an interest in the Mon Property in June 2002. We determined in January 2003 to abandon our mineral exploration and development business. Due to this discontinuation of our prior business, our results of operations for the year ended May 31, 2003 from continued operations reflects expenses associated with our current business activities from January 31, 2003 to May 31, 2003.

Description Of Property

We do not lease or own any real property. Our head office is located at the business premises of Angus Consulting Inc., a private company controlled by Mr. Joseph Bowes, our sole executive officer and director, at 3639 Garibaldi Drive, North Vancouver, British Columbia V7H 2W2, Canada. These services are provided pursuant to our management agreement with Angus Consulting Inc. We anticipate that these premises will be sufficient for our initial operations. As discussed under Description of Business, we plan to lease office space once our business operations are expanded beyond our initial start-up phase.

Certain Relationships And Related Transactions

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, other than noted in this section:

  Any of our directors or executive officers;

  Any person proposed as a nominee for election as a director;

  Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;

  Any of our promoters;

  Any member of the immediate family, including spouse, parents, children, siblings, and in-laws, of any of the foregoing persons.
Purchase of Common Stock by Directors

Mr. Joseph G. Bowes, our president, secretary and treasurer and one of our directors, acquired 4,000,000 shares of our common stock in his own name at a price of $0.001 per share on April 25, 2002. Mr. Bowes paid a total purchase price of $4,000 for these shares. Francine Legault, wife of Joseph Bowes, purchased 1,000 shares for a total purchase price of $250 on April 30, 2003. Mr. George Bowes and Ms. Alma Bowes, the parents of Joseph Bowes, each purchased 1,000 shares for a purchase price of $250 on April 30, 2003.

Mr. Jun Nam (Johnny) Lee, one of our directors, purchased 187,500 shares of our common stock in his own name at a price of $0.02 per share on June 14, 2002. Mr. Jun Nam Lee paid a total purchase price of $3,750 for these shares. Mr. Mark Lee, the brother of Jun Nam (Johnny) Lee, one of our directors, purchased 187,500 shares of our common stock in his own name at a price of $0.02 per share on June 14, 2002. Mr. Mark Lee paid a total purchase price of $3,750 for these shares.

Management and Administrative Services Agreement

We have entered into a management and administrative services agreement dated April 1, 2004 with Angus Consulting Inc. ("Angus Consulting"), a company controlled by Mr. Joseph G. Bowes, our president, secretary and treasurer and one of our directors. This agreement replaces and supercedes the original management agreement between us and Angus Consulting dated July 1, 2002. The agreement is for a two-year term expiring March 30, 2006. Under the terms of the agreement, Angus Consulting is required to:

1.
Provide the services of Joseph Bowes as our president to carry out the management and direction of our business, including retaining appropriate consultants, and managing, supervising and coordinating our business activities (the "Angus Management Services"); and

2.	Provide office administration services including telephone, fax and computer services related to the Angus Management Services (the "Angus Administrative Services").

We are obligated to pay Angus Consulting a consulting fee of $900 per month on the first day of each month in consideration of Angus Consulting providing the Angus Management Services and the Angus Administrative Services. It is understood that the services to be provided by Bowes on behalf of Angus Consulting to us will account for approximately 15% of Mr. Bowes' business time. It is further agreed that, in the event that Mr. Bowes is required to spend more than 15% of this business time in providing the Angus Management Services, then the consulting fee will be increased to an amount equal to the fair market value of Mr. Bowes' services. In addition, we have agreed to reimburse Angus Consulting for its out-of-pocket expenses incurred in connection with rendering the services provided under the agreement.

Angus Consulting has agreed effective as of September 1, 2004 to defer payment of the outstanding unpaid consulting fees that have accrued to September 1, 2004 and the payment of the ongoing consulting fee of $900 per month accruing after September 1, 2004 until such time as we are able to achieve sufficient financing that would enable us to pay these amounts without adversely impacting our ability to continue our business operations. The determination of whether we have obtained sufficient financing that would enable us to pay deferred consulting fees to Angus Consulting without adversely impacting our ability to continue our business operations will be made by our board of directors. We anticipate that our board of directors will review our available working capital, our cash flows from our business operations and our planned expenditures in making this determination in order to assess whether payment of the accrued amounts could be made without adversely impacting our ability to continue our business operations. In making this determination, we anticipate that Mr. Joseph Bowes, our president and one of our directors, will abstain from voting due to his conflict of interest in the determination arising from his interest in Angus Consulting. As such, we anticipate that this determination will be made by Mr. Jun Nam Lee acting in his capacity as one of our directors.

Nex Connectivity Solutions Joint Venture

We entered into a joint venture agreement with 5G Wireless on May 25, 2003. The joint venture agreement was entered into with the intent to establishing businesses operated by jointly-owned corporations to carry out the joint venture business of providing high-speed Internet access to hotel and other targeted properties. The initial joint venture corporation that was incorporated to give effect to the joint venture's business purpose was Nex Connectivity Solutions, a Canadian federal corporation. Nex Connectivity Solutions will carry out the joint venture's business operations in Canada. We entered into a shareholders agreement with 5G Wireless on May 25, 2003 that governs our ownership of Nex Connectivity Solutions. Our ownership interest in the Nex Connectivity Solutions is held through Gilder Tech Ventures Inc., our wholly-owned subsidiary. The terms of the joint venture agreement and the shareholders agreements with 5G are described in detail under the heading "Description of Business – Our Joint Venture."

We have agreed pursuant to the joint venture agreement and the shareholders agreement to advance up to $40,000 to Nex Connectivity Solutions as a loan in order to fund its start-up operations and its initial Internet access network installation. In exchange, 5G Wireless has agreed to provide certain network hardware and software valued at $10,000, (ii) the services of Dennis Tan and Hsein Loong Wong as employees to provide technical expertise and support (by further agreement, we and 5G Wireless have agreed that Mr. Cyril Sacault is to replace Mr. Wong); and (iii) a license of certain billing software developed by 5G wireless for the management of hotel Internet access networks. 5G Wireless and Michael Tan, the principal of 5G Wireless, have each provided a guarantee of repayment, with accompanying security, of our loan to Nex Connectivity Solutions. To February 29, 2004, we had advanced $25,500 to Nex Connectivity Solutions as shareholders loans pursuant to the joint venture agreement and the shareholders agreement.

The services of Mr. Tan and Mr. Sacault are provided to Nex Connectivity Solutions pursuant to an agreement between us and 5G Wireless dated April 1, 2004. Under this agreement, 5G Wireless is required to provide the services of Mr. Tan and Mr. Sacault to Nex Connectivity Solutions in consideration of a fee of $1,000 CDN per month (equal to approximately $750 per month), based on two "standard" hotel properties being in operation. The fee of $1,000 CDN per month (equal to approximately $750 per month) is fixed and is not dependent upon the actual amount of time spent by Mr. Tan and Mr. Sacault in providing the services. Standard hotel properties are defined in the agreement to be hotel properties with between 250 and 400 rooms, where all meeting rooms and the hotel lobby and approximately 20% of the rooms are serviced for Internet access. In addition, Nex Connectivity Solutions will pay $1,000 CDN (equal to approximately $750) per hotel property installation for project management services, assuming a standard hotel installation. 5G Wireless is responsible for ensuring that Mr. Tan and Mr. Sacault, or both, as appropriate, will be available either on-call or in-person as the circumstances may require, 24 hours a day – 7 days a week to deal with all Nex Connectivity Solutions related ongoing technical and operations requirements. Mr. Tan and Mr. Sacault are employees of Nexgen Consulting Inc., a private company owned by 5G Wireless and are not employees of either us or Nex Connectivity Solutions. Compensation payable to Mr. Tan and Mr. Sacault is payable directly by Nexgen Consulting Inc. to Mr. Tan and Mr. Sacault and it is the sole responsibility of 5G Wireless to ensure payment of all compensation due to Mr. Tan and Mr. Sacault.

5G Wireless Loan

5G Wireless has provided equipment and software with fair value of $10,000 to Nex Connectivity. As at May 31, 2004, this amount of $10,000 was recorded as "Loans Payable" on our financial statements. These loans payable are non-interest bearing and repayable from net profits of Nex Connectivity Solutions available to be distributed upon the approval of the board of directors of Nex Connectivity Solutions. We and 5G Wireless have agreed that Nex Connectivity Solutions will retain and reinvest all net profits earned for the first 24 months of our shareholders agreement dated May 25, 2003. 5G Wireless has further agreed not to demand repayment of this shareholders loan for so long as 5G Wireless remains a shareholder of Nex Connectivity Solutions.

Market For Common Equity And Related Stockholder Matters

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the Over-The-Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this registration statement, we had one hundred six (106) registered shareholders.

Rule 144 Shares

A total of 7,855,000 shares of our common stock are available for resale to the public in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	One percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 78,550 shares as of the date of this prospectus; or

2.	The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold 4,188,500 of the total shares that may be sold pursuant to Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be traded on the Over-The-Counter Bulletin Board. We plan to file a Form 8-A registration statement with the Commission prior to the effectiveness of the Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the Commission under the 1934 Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the Over-The-Counter Bulletin Board. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the Over-The-Counter Bulletin Board.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In the near future, in order for us to continue with our plan of operations, we will need to raise additional capital. We believe that obtaining reporting company status under the 1934 Act and trading on the OTCBB should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.
Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EQUITY COMPENSATION PLAN INFORMATION

We have one equity compensation plan under which shares of our common stock have been authorized for issuance to our officers, directors, employees and consultants, namely our 2003 Stock Option Plan. Our 2003 Stock Option Plan has been approved by our shareholders. We do not have any equity compensation plans that have not been approved by our shareholders.

The following summary information is presented for our 2003 Stock Option Plan as of our fiscal year end of May 31, 2004.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity Compensation Plans Approved By Security Holders	NIL	Not Applicable	400,000 Shares
Equity Compensation Plans Not Approved By Security Holders	Not Applicable	Not Applicable	Not Applicable

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our chief executive officer, Mr. Joseph Bowes, for all services rendered in all capacities to us for the fiscal years ended May 31, 2004, 2003 and 2002. We do not have any other executive officers other than Mr. Bowes.

		Annual Compensation				Long Term Compensation
Name	Title	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awarded	Options/* SARs (#)	LTIP payouts ($)	All Other Compensation
Joseph G. Bowes (1)	President, Secretary, Treasurer, CEO, CFO and Director	2004 2003 2002	$0 $0 $0	$0 $0 $0	$10,800(1) $9,900(1) $0	0 0 0	0 0 0	0 0 0	0 0 0

(1)
We paid $10,800 to Angus Consulting Inc. ("Angus Consulting"), a private company controlled by Mr. Joseph Bowes, our sole executive officer, as fees for management and administrative services rendered in the year ended May 31, 2004. We paid $9,900 to Angus Consulting as fees for management and administrative services rendered in the year ended May 31, 2003. These fees were paid pursuant to a management services agreement dated July 1, 2002 between us and Angus Consulting Inc. These amounts do not include expenses for which we reimbursed Angus Consulting for under the management services agreement. All amounts have been paid or are payable to Angus Consulting Inc. We have not paid and have no obligation to pay any compensation directly to Mr. Bowes. Management services provided under the management services agreement included the provision of Mr. Bowes to carry out the management and direction of our business. Administrative services provided under the management services agreement included telephone, fax and computer services related to the management services. The management and administrative services provided pursuant to the management services agreement are described in further detail below under the heading "Management Agreement".

Mr. Bowes did not receive any compensation from us, either directly or indirectly, during the fiscal years ended May 31, 2004, 2003 and 2002 except as disclosed above.

Stock Option Grants

We did not grant any stock options to any of our executive officers during the period from our inception to our most recent fiscal years ended May 31, 2004 and 2003. We have also not granted any stock options to any of our executive officers since May 31, 2004.

Exercises Of Stock Options And Year-End Option Values

No stock options have been exercised by any of our executive officers during the period from our inception to our most recent fiscal years ended May 31, 2004 and 2003. No stock options have been exercised by any of our executive officers since May 31, 2004.

Management and Administrative Services Agreement

We have entered into a management and administrative services agreement dated April 1, 2004 with Angus Consulting, a company controlled by Mr. Joseph G. Bowes, our president, secretary and treasurer and one of our directors. This agreement replaces and supercedes the original management agreement between us and Angus Consulting dated July 1, 2002. The agreement is for a two-year term expiring March 30, 2006. Under the terms of the agreement, Angus Consulting is required to:

1.
Provide the services of Joseph Bowes as our president to carry out the management and direction of our business, including retaining appropriate consultants, and managing, supervising and coordinating our business activities (the "Angus Management Services"); and

2.	Provide office administration services including telephone, fax and computer services related to the Angus Management Services (the "Angus Administrative Services").

We are obligated to pay Angus Consulting a consulting fee of $900 per month on the first day of each month in consideration of Angus Consulting providing the Angus Management Services and the Angus Administrative Services. It is understood that the services to be provided by Bowes on behalf of Angus Consulting to us will account for approximately 15% of Mr. Bowes' business time. It is further agreed that, in the event that Mr. Bowes is required to spend more than 15% of this business time in providing the Angus Management Services, then the consulting fee will be increased to an amount equal to the fair market value of Mr. Bowes' services. In addition, we have agreed to reimburse Angus Consulting for its out-of-pocket expenses incurred in connection with rendering the services provided under the agreement.

We do not pay any additional amount to Mr. Bowes in consideration for his services, other than amounts paid to Angus Consulting in accordance with our agreement with Angus Consulting.

COMPENSATION OF DIRECTORS

We do not pay our directors any fees or other compensation for acting as directors. We may grant options to our directors purchase shares of our common stock, however we have not granted any options to date. Our 2003 Stock Option Plan permits the grant of options for the purchase of shares of our common stock to our directors and officers.

Financial Statements

The following financial statements of Gilder Enterprises, Inc. are attached hereto:

1.	Report of Independent Registered Public Accounting Firm;

2.	Audited financial statements for the years ended May 31, 2004 and 2003, including:

	a.	Consolidated Balance Sheets as at May 31, 2004 and May 31, 2003 (audited);

	b.	Consolidated Statements of Operations for the years ended May 31, 2004 and 2003 and for:

		(i)	the year ended May 31, 2004 (audited);

		(ii)	the year ended May 31, 2003 (audited); and

		(iii)	the period from April 25, 2002 (inception) to May 31, 2004 (cumulative, audited);

	c.	Consolidated Statements of Changes in Stockholders' Equity for:

		(i)	the year ended May 31, 2004 (audited);

		(ii)	the year ended May 31, 2003 (audited); and

		(iii)	the period from April 25, 2002 (inception) to May 31, 2004 (cumulative, audited);

	d.	Consolidated Statements of Cash Flows for:

		(i)	the year ended May 31, 2004 (audited);

		(ii)	the year ended May 31, 2003 (audited); and

		(iii)	the period from April 25, 2002 (inception) to May 31, 2004 (cumulative, audited);

	e.	Summary of Significant Accounting Policies; and

	f.	Notes to Financial Statements.

Changes In And Disagreements With Accountants

We have had no changes in or disagreements with our accountants.

Where You Can Find More Information

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-

SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

Gilder Enterprises, Inc.
(A Development Stage Company)

Consolidated Financial Statements
May 31, 2004 and 2003
(Stated in US Dollars)

Gilder Enterprises, Inc.
(A Development Stage Company)

Consolidated Financial Statements
May 31, 2004 and 2003
(Stated in US Dollars)

Report of Independent Registered Public Accounting Firm

To the Directors and Stockholders of
Gilder Enterprises, Inc.
(A Development Stage Company)

We have audited the Consolidated Balance Sheets of Gilder Enterprises, Inc. (a development stage company) as at May 31, 2004 and 2003 and the related Consolidated Statements of Operations, Changes in Stockholders' Equity and Cash Flows for the years then ended and the cumulative period from April 25, 2002 (inception) to May 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gilder Enterprises, Inc. as of May 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended and the cumulative period from April 25, 2002 (inception) to May 31, 2004 in accordance with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company had only recently commenced revenue-generating operations and had accumulated operating losses of $90,898 since its inception. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO Dunwoody LLP

Chartered Accountants

Vancouver, Canada
July 19, 2004

Gilder Enterprises, Inc. (A Development Stage Company)
Consolidated Balance Sheets (Stated in US Dollars)

May 31	2004	2003

Assets

Current
Cash	$27,394	$57,581
Receivables	1,871	-
	29,265	57,581
Prepaid equipment deposits (Note 4)	-	16,724
Computer equipment and software (Note 5)	18,374	-

Total Assets	$47,639	74,305

Liabilities and Stockholders' Equity

Liabilities

Current
Accounts payable and accrued liabilities	$10,903	$8,074
Due to related party (Note 2)	12,384	1,500
	23,287	9,574
Loans payable (Note 4(a))	10,000	-
	33,287	9,574
Minority interest in Nex Connectivity Solutions Inc.	-	185

Stockholders' equity
Share capital
Authorized
100,000,000 shares of preferred stock,
par value $0.001 per share
100,000,000 shares of common stock,
par value $0.001 per share
Issued
7,855,000 (2003 – 7,855,000) shares of
common stock	7,855	7,855
Additional paid-in capital	97,395	97,395
Deficit accumulated in the development stage	(90,898)	(40,704)

	14,352	64,546

Total Liabilities and Stockholders' Equity	$47,639	$74,305

The accompanying summary of significant accounting policies and notes are an integral part of these consolidated financial statements.

Gilder Enterprises, Inc. (A Development Stage Company)
Consolidated Statements of Operations (Stated in US Dollars)

			April 25
			2002
			(inception) to
	For the year ended May 31		May 31
	2004	2003	2004

			(Cumulative)
Revenues
Internet access services	$1,159	$-	$1,159

Operating Expenses
Depreciation	735	-	735
Marketing	1,660	-	1,660
Operations and technical support	3,254	-	3,254
Professional fees	34,316	8,916	43,232
Office and administrative services	11,573	10,415	21,988

Total operating expenses	51,538	19,331	70,869

Operating loss	(50,379)	(19,331)	(69,710)

Other income
Interest	-	61	61

Loss from continued operations before
minority interest	(50,379)	(19,270)	(69,649)

Minority interest	185	(148)	37

Loss from continued operations	(50,194)	(19,418)	(69,612)

Loss from discontinued operations (Note 6)	-	(18,355)	(21,286)

Net loss for the period	$(50,194)	$(37,773)	$(90,898)

Basic and diluted loss per share
- continued operations	$(0.01)	$(0.00)	$(0.01)
- discontinued operations	-	(0.00)	(0.00)

Net loss per share	$(0.01)	$(0.00)	$(0.01)

Weighted average outstanding shares	7,855,000	7,607,500	7,559,068

The accompanying summary of significant accounting policies and notes are an integral part of these consolidated financial statements.

Gilder Enterprises, Inc. (A Development Stage Company)
Consolidated Statement of Changes in Stockholders' Equity (Stated in US Dollars)

				Deficit
				Accumulated
			Additional	in the	Total
	Common Stock		Paid-in	Development	Stockholders'
	Shares	Amount	Capital	Stage	Equity

Issued on April 25, 2002 (inception) at $0.001 per share	4,000,000	$4,000	$-	$-	$4,000

Net loss for the period	-	-	-	(2,931)	(2,931)

Balance, May 31, 2002	4,000,000	4,000	-	(2,931)	1,069

Issued in June 2002 at $0.02 per share	3,750,000	3,750	71,250	-	75,000

Issued in May 2003 at $0.25 per share	105,000	105	26,145	-	26,250

Net loss for the year	-	-	-	(37,773)	(37,773)

Balance, May 31, 2003	7,855,000	7,855	97,395	(40,704)	64,546

Net loss for the year	-	-	-	(50,194)	(50,194)

Balance, May 31, 2004	7,855,000	$7,855	$97,395	$(90,898)	$14,352

The accompanying summary of significant accounting policies and notes are an integral part of these consolidated financial statements.

Gilder Enterprises, Inc. (A Development Stage Company)
Consolidated Statements of Cash Flows (Stated in US Dollars)

			April 25
			2002
			(inception) to
	For the year ended May 31		May 31
	2004	2003	2004
			(Cumulative)
Cash provided by (used in)

Operating activities
Net loss from continued operations	$(50,194)	$(19,418)	$(69,612)
Adjustments to reconcile net loss from
continued operations to cash used in
operating activities
Depreciation	735	-	735
Minority interest	(185)	148	(37)
Increase in receivables	(1,871)	-	(1,871)
Increase in accounts payable and
accrued liabilities	2,829	8,074	10,903

Cash used in continuing operations	(48,686)	(11,196)	(59,882)

Cash used in discontinued operations	-	(21,254)	(21,286)

	(48,686)	(32,450)	(81,168)

Financing activities
Shares issued for cash	-	101,250	105,250
Investment by minority interest	-	37	37
Increase in amounts due to related party	10,884	-	12,384

	10,884	101,287	117,671

Investing activities
Prepaid equipment deposits	16,724	(16,724)	-
Purchase of network equipment	(9,109)	-	(9,109)

	7,615	(16,724)	(9,109)

Net increase (decrease) in cash	(30,187)	52,113	27,394

Cash, beginning of period	57,581	5,468	-

Cash, end of period	$27,394	$57,581	$27,394

Supplemental Information
Interest and taxes paid	$-	$-	$-

The following transactions which did not result in cash flows have been excluded from financing and investing activities:
Acquisition of assets from 5G Wireless	$(10,000)	$-	$(10,000)
Loans payable to 5G Wireless for the
acquisition of assets	$10,000	$-	$10,000

The accompanying summary of significant accounting policies and notes are an integral part of these consolidated financial statements.

Gilder Enterprises, Inc. (A Development Stage Company)
Summary of Significant Accounting Policies (Stated in US Dollars)

Basis of Presentation
These financial statements are stated in US dollars and are prepared in  accordance with US generally accepted accounting principles. The Company  is currently in the development stage and presents its financial statements in  accordance with Statement of Financial Accounting Standard ("SFAS") No. 7,  "Accounting and Reporting by Development Stage Enterprises".

Included in the financial statements are the accounts of the Company and its  subsidiaries Gilder Tech Ventures Inc. (incorporated on March 26, 2003,  wholly-owned) and Nex Connectivity Solutions Inc. (incorporated on March  25, 2003, 51% owned (Note 4)).

All significant intercompany transactions and balances have been eliminated on consolidation.

Use of Estimates
The preparation of financial statements in accordance with generally accepted  accounting principles requires management to make estimates and  assumptions that affect the reported amounts of assets and liabilities and  disclosure of contingent assets and liabilities at the date of the financial  statements, and the reported amounts of revenues and expenses during the  reporting period. Actual results could differ from management's best  estimates as additional information becomes available in the future.

Income Taxes
The Company follows the provisions of SFAS No. 109, "Accounting for  Income Taxes", which requires the Company to recognize deferred tax  liabilities and assets for the expected future tax consequences of events that  have been recognized in the Company's financial statements or tax returns  using the liability method. Under this method, deferred tax liabilities and  assets are determined based on the temporary differences between the  financial statement carrying amounts and tax bases of assets and liabilities  using enacted rates in effect in the years in which the differences are  expected to reverse.

Financial Instruments
The Company's financial instruments consist of cash, receivables, accounts  payable and accrued liabilities, amounts due to related party and loans  payable. Unless otherwise noted, it is management's opinion that the  Company is not exposed to significant interest, currency or credit risks arising  from these financial instruments. The fair value of these financial instruments,  except for loans payable, approximate their carrying values due to the short- term or demand nature of the instruments. The fair value of the non-interest  bearing loans payable was not practicable to determine.

Loss Per Share
Loss per share is computed in accordance with SFAS No. 128, "Earnings Per  Share". Basic loss per share is calculated by dividing the net loss available to  common stockholders by the weighted average number of common shares  outstanding for the period. Diluted loss per share equals basic loss per share  at May 31, 2004 and 2003 because there are no common stock equivalents.

Gilder Enterprises, Inc. (A Development Stage Company)
Summary of Significant Accounting Policies (Stated in US Dollars)

Computer equipment and software
Computer equipment and software are recorded at cost. Expenditures for repairs and maintenance are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Computer equipment  –          5 years
Software                       –          3 years

Revenue Recognition
Revenue from Internet access service is recognized when the service is provided. Proceeds from the sale of the prepaid access card will be deferred and recorded as customer deposits until such time as the service is provided and the revenue is earned.

Foreign Currency Translation and Transactions

The Company's functional currency is the United States dollar, however, the functional currency of both of its subsidiaries is the Canadian dollar as substantially all of their operations are in Canada.

Assets and liabilities of subsidiary operations denominated in a foreign currency are translated into US dollars at the exchange rate in effect at the period end. Revenue and expenses are translated at the average rates of exchange prevailing during the periods. The cumulative effects of these translation adjustments will be included in the Accumulated Other Comprehensive Loss account in Stockholders' Equity. Because the Canadian operating subsidiary only commenced operations in May 2004, as at May 31, 2004, the accumulated other comprehensive loss was a nominal amount.

Transactions conducted in currencies other than the respective functional currency are recorded using the exchange rate in effect on the transaction date. At the period end, monetary assets and liabilities are translated to the functional currency using the exchange rate in effect at the period end date. Transaction gains and losses are recorded in the Statement of Operations.

Comprehensive Income
The Company has adopted SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company will be disclosing this information on its Statements of Operations and Changes in Stockholders' Equity. Comprehensive income is comprised of net income (loss) and all changes to stockholders' equity except those resulting from investments by owners and distributions to owners. Comprehensive loss equals the reported net loss for the periods presented.

Gilder Enterprises, Inc. (A Development Stage Company)
Summary of Significant Accounting Policies (Stated in US Dollars)

New Accounting Pronouncements
In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46 ("FIN No. 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB 51." The primary objectives of FIN No. 46 are to provide guidance on the identification of entities for which control is achieved through means other than voting rights (variable interest entities or "VIEs") and how to determine when and which business enterprise should consolidate the VIE. This new model for consolidation applies to an entity for which either: (1) the equity investors do not have a controlling financial interest; or (2) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN No. 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. As amended in December 2003, the effective dates of FIN No. 46 for public entities that are small business issuers, as defined ("SBIs"), are as follows: (a) For interests in special- purpose entities: periods ended after December 15, 2003; and (b) For all other VIEs: periods ending after December 15, 2004. and (c) For all VIEs created after January 31, 2003, FIN No. 46 is applicable immediately. The December 2003 amendment of FIN No. 46 also includes transition provisions that govern how an SBI which previously adopted the pronouncement (as it was originally issued) must account for consolidated VIEs.

The implementation of this new standard is not expected to have a material effect on the Company's financial statements.

On May 15, 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or "mezzanine" equity, by now requiring those instruments to be classified as liabilities (or assets in some circumstances) in the statement of financial position. Further, SFAS No. 150 requires disclosure regarding the terms of those instruments and settlement alternatives. SFAS No. 150 affects an entity's classification of the following freestanding instruments: a) Mandatorily redeemable instruments b) Financial instruments to repurchase an entity's own equity instruments c) Financial instruments embodying obligations that the issuer must or could choose to settle by issuing a variable number of its shares or other equity instruments based solely on (i) a fixed monetary amount known at inception or (ii) something other than changes in its own equity instruments d) SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The guidance in SFAS No. 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003.

The implementation of this new standard did not have a material effect on the Company's financial statements.

Gilder Enterprises, Inc. (A Development Stage Company)
Notes to the Consolidated Financial Statements (Stated in US Dollars)

1.	Nature of Business and Ability to Continue Operations

Gilder Enterprises, Inc. was incorporated on April 25, 2002 under the laws of the State of Nevada. The Company was originally established to pursue mineral exploration and development business opportunities. In January 2003, the Company abandoned its mineral exploration activities. In May 2003, the Company entered into an agreement with a Singapore company whereby the Company and the Singapore company would pursue opportunities to provide high speed Internet access to hotel and other targeted properties. Pursuant to the agreement, the Company has become a 51% stockholder in Nex Connectivity Solutions Inc. ("Nex Connectivity") while the Singapore company controls the remaining 49% of shares of the subsidiary (Note 4). Nex Connectivity has commenced revenue generating activities in May 2004 and has recorded internet access service revenue of $1,159 in the month then ended.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As at May 31, 2004, the Company had only recently commenced revenue-generating operations and had accumulated operating losses of $90,898 since its inception. The continuation of the Company is dependent upon achieving a profitable level of operations as well as obtaining further long-term financing. Management plans to raise equity capital to finance the operations and capital requirements of the Company. The Company has committed all of its net working capital as at May 31, 2004 to complete the development of the Company's business plan. It plans to operate its recently installed Internet access network in a hotel property in Vancouver, Canada, to undertake the necessary marketing efforts to secure further contracts involving the design, installation and operation of Internet access network(s) and to secure further long-term financing. While the Company is expending its best efforts to achieve the above plans, there is no assurance that such activity will generate funds that will be available to sustain operations.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might arise from this uncertainty.

2.	Due to Related Party

Amounts due to the Company's president are unsecured, non-interest bearing and repayable on demand.

Gilder Enterprises, Inc. (A Development Stage Company)
Notes to the Consolidated Financial Statements (Stated in US Dollars)

3.	Stock Option Plan

In 2003, the Stockholders approved the 2003 Stock Option Plan ("the Plan") for directors, officers, and employees of the Company and its subsidiaries. The maximum number of common shares to be issued under the Plan initially is 400,000 shares of common stock, provided that the number of common shares that may be reserved for exercise of options granted to any person shall not be at any given time more than 3% of the Company's issued shares. Under the Plan, stock options are granted at the discretion of the Board of Directors. Options granted must be exercised no later than ten years (five years in the case of an incentive stock option granted to a holder of 10% of the Company's common stock) after the date of the grant or such lesser periods as any applicable regulations may require, unless otherwise specified. Unless otherwise specified, options granted vest at the rate of not less than 20% per year such that they are fully vested on the date which is no later than five years after the date of grant. The aggregate fair market value of the common stock issued with respect to the exercising of incentive options by a holder shall not exceed $100,000 per calendar year. For incentive options or any options granted to qualified employees, the exercise price shall not be less than the fair market value of the Company's common stock on the grant date. (In the case of options granted to a holder of more than 10% of the Company's common stock, the option price must not be less than 110% of the market value of the common stock on the grant date.)

No options have been granted from inception through May 31, 2004.

4.	Commitments

	a)	Agreement with 5G Wireless Communications Pte Ltd. ("5G Wireless")

On May 25, 2003, the Company entered into an agreement with 5G Wireless, a Singapore incorporated company of which one of the Company's directors, is the president and a director. The Company entered into the agreement to pursue a business opportunity of providing high-speed Internet access to hotel and other targeted properties. Nex Connectivity, a Canadian company was incorporated to give effect to the business purpose with the Company owning 51% of the shares and 5G Wireless owning the remaining 49%.

Gilder Enterprises, Inc. (A Development Stage Company)
Notes to the Consolidated Financial Statements (Stated in US Dollars)

4.	Commitments - Continued

The Company has agreed pursuant to a shareholders' agreement with 5G Wireless to provide management services and advance up to $40,000 to Nex Connectivity as a loan in order to fund its start-up operations and its initial Internet access network installation. 5G Wireless has agreed to provide (i) certain network hardware and software valued at $10,000 (ii) the technical expertise and support of its employees, and (iii) a license of certain software developed by 5G Wireless for the management of the Internet access networks. 5G Wireless and its President have each provided a guarantee of repayment of the loan advances to be made under the shareholders' agreement. These guarantees are in turn supported by corresponding general security agreements. To May 31, 2004, the Company had advanced $25,500 (2003 - $25,500) to Nex Connectivity as a loan pursuant to the shareholders' agreement. Such amount has been eliminated on consolidation. As required by the shareholders' agreement, 5G Wireless provided the hardware and software equipment as well as the license of the software to Nex Connectivity in the first quarter of the 2004 fiscal year. As at May 31, 2004, the acquisition of the assets was recorded at its fair value of $10,000 with the corresponding charges to loans payable. These loans payable are non-interest bearing and are repayable from net profits of Nex Connectivity available to be distributed upon the approval of the Board of Directors of Nex Connectivity or when 5G Wireless ceases to be a shareholder of Nex Connectivity.

	b)	Management Services Agreement

The Company entered into a Management Services Agreement (the "Service Agreement") with a company controlled by the Company's President. Under the terms of the Service Agreement, the Company agreed to pay a fee of $900 per month for a two-year term ending June 30, 2004, in consideration for management and administrative services. On April 1, 2004, without material amendment to the terms of the agreement, the Service Agreement was extended to March 31, 2006.

During the year ended May 31, 2003, the Company paid $9,900 in fees under the Services Agreement. During the year ended May 31, 2004, the Company accrued $10,800 in fees under this agreement and the full amount (2003 - $Nil) was outstanding as at May 31, 2004.

	c)	Prepaid equipment deposits

In 2003, the Company entered into an agreement to purchase equipment having a cost of approximately $24,000 in connection with a contract to install and provide internet services in a Vancouver hotel property. As at May 31, 2003, $16,724 has been paid to the supplier as a deposit on such equipment.

During the year ended May 31, 2004, the prepaid equipment deposits were applied, in part, against the purchase of network equipment and the excess of the deposits, approximately $7,000, were refunded by the suppliers.

Gilder Enterprises, Inc. (A Development Stage Company)
Notes to the Consolidated Financial Statements (Stated in US Dollars)

5.	Computer equipment and software

	May 31, 2004
		Accumulated	Net book
	Cost	depreciation	value

Computer equipment	$13,609	$429	$13,180
Software	5,500	306	5,194
	$19,109	$735	$18,374

The Company owned no computer equipment and software at May 31, 2003.

6.	Discontinued Operations

The Company was originally incorporated to pursue mineral exploration and development business opportunities. In June 2002, the Company entered into an option agreement to acquire a mineral property in the Northwest Territories in Canada. In January 2003 the Company terminated the option agreement and discontinued its original mineral exploration activities. In May 2003, the Company entered into an agreement to pursue opportunities to provide high speed Internet access to hotel and other targeted properties.

To the date of abandoning its original business activities the Company had earned no revenues. Accordingly, all of the expenses for its discontinued operations, as summarized and under- noted below, are included as a single line item on the Statement of Operations. There were no assets or liabilities pertaining to the mineral exploration business on hand at May 31, 2004 or 2003.

	For the year ended
	May 31
	2004	2003
Exploration
Property research	$-	$1,715
Fieldwork – accommodation	-	2,264
Fieldwork – meals and supplies	-	931
Fieldwork – geologist	-	4,223
Fieldwork – sample transport and testing	-	1,136
Fieldwork – medivac and medical	-	1,189

	-	11,458
Property costs – option expense	-	6,730
Office, legal and other costs	-	167

Discontinued operations expense	$-	$18,355

Gilder Enterprises, Inc. (A Development Stage Company)
Notes to the Consolidated Financial Statements (Stated in US Dollars)

7.	Income Taxes

The tax effects of temporary differences that give rise to the Company's deferred tax assets are as follows:

	2004	2003
Net losses carry-forward	$30,905	$13,839
Valuation allowance	(30,905)	(13,839)
Deferred tax asset (liability)	$-	$-

The provision for income taxes differ from the amount computed using the federal statutory income tax rate as follows:

	For the year ended
	May 31
	2004	2003

Provision (benefit) at the federal statutory rate	$(17,066)	$(12,842)
Increase in valuation allowance	17,066	12,842
	$-	$-

At May 31, 2004, the Company had losses available for income tax purposes of approximately $90,000 (2003 - $41,000) which, if not used, will expire on various dates from 2022 to 2024.

The Company evaluates its valuation allowance requirements based on projected future operations. Management has recorded a allowance because it believes it is more likely than not that the future income tax benefits of the current loss will not be realized. When circumstances change and this causes a change in management's judgement about the recoverability of deferred tax assets, the impact of the change on the valuation allowance will be reflected in current income.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification Of Directors And Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. That is not the case with our articles of incorporation. Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;
(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
(3)	a transaction from which the director derived an improper personal profit; and
(4)	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;
(2)	the proceeding was authorized by our Board of Directors;
(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or
(4)	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 25.           Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$116.17
Federal Taxes	$0.00
State Taxes and Fees	$0.00
Transfer Agent Fees	$1,000.00
Accounting fees and expenses	$5,000.00
Legal fees and expenses	$17,000.00
Blue Sky fees and expenses	$2,000.00
Miscellaneous	$0.00
Total	$25,116.17

All amounts are estimates, other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales Of Unregistered Securities

We issued 4,000,000 shares of common stock on April 25, 2002 to Mr. Joseph G. Bowes. Mr. Bowes is our founding director and is our president, chief executive officer, secretary, treasurer and chief financial officer. Mr. Bowes acquired 4,000,000 shares at a price of $0.001 per share. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 (the "Act") and are restricted shares as defined in the Act.

We completed an offering of 3,750,000 shares of our common stock at a price of $0.02 per share to a total of 18 purchasers on June 14, 2002. The total amount we received from this offering was $75,000. We completed the offering pursuant to Rule 903 of Regulation S of the Act. Each sale of shares was completed as an "offshore transaction", as defined in Rule 902(h) of Regulation S, on the basis that: (i) each investor was outside of the United States at the time the offer to purchase the shares was made; and (ii) at the time the subscription agreement for the shares was executed, the investor was outside of the United States or we had a reasonable belief that the investor was outside of the United States. Each investor agreed by execution of the subscription agreement for the shares: (i) to resell the shares purchased only in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to registration under the Act, as required by Rule 903(b)(3)(iii)(B)(4); (ii) that we are required to refuse to register any sale of the shares purchased unless the transfer is in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to registration under the Act; and (iii) not to engage in hedging transactions with regards to the shares purchased unless in compliance with the Act. The subscription agreement included statements to the effect that the shares had not been registered pursuant to the Act and that the shares may not be offered or sold in the United States or to U.S. unless the shares are registered under the Act. No offer was made to a U.S. person and no sale was completed for the account or benefit of a U.S. person, as required by Rule 903(b)(3)(iii)(A). Each investor represented to us that the investor was not a U.S. person as defined in Regulation S and was not acquiring the shares for the account or benefit of a U.S. Person, as required by Rule 903(b)(3)(iii)(B)(1). We did not engage in a distribution of this offering in the United States and we did not offer any of the shares to any person in the United States. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States. Each investor represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

We completed an offering of 105,000 shares of our common stock at a price of $0.25 per share to a total of 88 purchasers. This offering was completed in two tranches. The first tranche of 75,000 shares was completed to 59 investors on April 30, 2003. The second tranche of 30,000 shares was completed to 29 investors on May 14, 2003. The total amount we received from this offering was $26,250. We completed the offering pursuant to Rule 903 of Regulation S of the Act. Each sale of shares was completed as an "offshore transaction", as defined in Rule 902(h) of Regulation S, on the basis that: (i) each investor was outside of the United States at the time the offer to purchase the shares was made; and (ii) at the time the subscription agreement for the shares was executed, the investor was outside of the United States or we had a reasonable belief that the investor was outside of the United States. Each investor agreed by execution of the subscription agreement for the shares: (i) to resell the shares purchased only in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to registration under the Act; (ii) that we are required to refuse to register any sale of the shares purchased unless the transfer is in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to registration under the Act, as required by Rule 903(b)(3)(iii)(B)(4); and (iii) not to engage in hedging transactions with regards to the shares purchased unless in compliance with the Act. The subscription agreement included statements to the effect that the shares had not been registered pursuant to the Act and that the shares may not be offered or sold in the United States or to U.S. unless the shares are registered under the Act. No offer was made to a U.S. person and no sale was completed for the account or benefit of a U.S. person, as required by Rule 903(b)(3)(iii)(A). Each investor represented to us that the investor was not a U.S. person as defined in Regulation S and was not acquiring the shares for the account or benefit of a U.S. Person, as required by Rule 903(b)(3)(iii)(B)(1). We did not engage in a distribution of this offering in the United States and we did not offer any of the shares to any person in the United States. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States. Each investor represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to the purchaser in accordance with Regulation S. The investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to the purchaser.

Item 27.           Exhibits

Exhibit
Number	Description
3.1	Articles of Incorporation (1)
3.2	Amended By-Laws (1)
4.1	Share Certificate (1)
5.1	Opinion of Lang Michener LLP, with consent to use (2)
10.1	Option Agreement between the Company and Rozemary Webb dated June 26, 2002 (1)
10.2	Management and Administrative Services Agreement between the Company and Angus Consulting Inc. dated April 1, 2004(2)
10.3	Joint Venture Agreement between the Company, Michael Tan and 5G Wireless dated May 25, 2003 (1)
10.4	Shareholders Agreement between the Company, Nex Connectivity Solutions and 5G Wireless dated May 25, 2003 (1)
10.5	Amendment No. 1 to Joint Venture Agreement dated July 4, 2003 between the Company, 5G Wireless and Michael Tan (1)
10.6	Amendment No. 1 to Shareholders Agreement dated July 4, 2003 between the Company, Nex Connectivity Solutions, Michael Tan and 5G Wireless (1)
10.7	Internet Services Agreement dated February 1, 2004 between Nex Connectivity Solutions Inc. and Global Gateway Corp (dba Empire Landmark) (1)
10.8	Letter Addendum to Internet Services Agreement dated March 31, 2004 between Nex Connectivity Solutions Inc. and Global Gateway Corp. (2)
10.9	Letter Agreement dated April 1, 2004 between the Company and 5G Wireless(2)
10.10	Internet Service Kiosk Agreement dated April 12, 2004 between Nex Connectivity Solutions Inc. and Paykiosks Internet Terminals Inc. (4)
10.11	Letter Agreement dated September 1, 2004 between the Company and Angus Consulting Inc. (4)
10.12	Addendum No. 2 dated September 15, 2004 to Internet Services Agreement dated March 31, 2004 between Nex Connectivity Solutions Inc. and Global Gateway Corp.(5)
10.13	Addendum No. 1 dated September 15, 2004 to the Internet Service Kiosk Agreement dated April 12, 2004 between Nex Connectivity Solutions Inc. and Paykiosks Internet Terminals Inc. (5)
21.1	List of Subsidiaries (3)
23.1	Consent of BDO Dunwoody LLP (5)

(1)	Filed as an exhibit to the Form SB-2 filed by the Registrant with the Securities and Exchange Commission on April 26, 2004.
(2)	Filed as an exhibit to the Amendment No. 1 to Form SB-2 filed by the Registrant with the Securities and Exchange Commission on June 9, 2004.
(3)	Filed as an exhibit to the Amendment No. 2 to Form SB-2 filed by the Registrant with the Securities and Exchange Commission on August 10, 2004.
(4)	Filed as an exhibit to the Amendment No. 4 to Form SB-2 filed by the Registrant with the Securities and Exchange Commission on August 10, 2004.
(5)	Filed as an exhibit to this Amendment No. 5 to Form SB-2.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, in Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and dividually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia, Canada on September 29, 2004 .

GILDER ENTERPRISES, INC.

By:	/s/Joseph G. Bowes
Joseph G. Bowes, President

POWER OF ATTORNEY

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Joseph G. Bowes, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	CAPACITY IN WHICH SIGNED	DATE

	President, Chief Executive Officer	September 29, 2004
/s/Joseph G. Bowes	(Principal Executive Officer)
JOSEPH G. BOWES	Secretary, Treasurer,
Chief Financial Officer
(Principal Accounting Officer)
(Principal Financial Officer)
and Director

/s/Jun Nam Lee	Director	September 29, 2004
JUN NAM LEE